Exhibit 99.1

Santander BanCorp
and Subsidiaries
(A wholly owned subsidiary of Santander Holding USA, Inc.)
Consolidated Financial Statements
December 31, 2019 and 2018

Santander BanCorp and Subsidiaries (A wholly owned subsidiary of Santander Holding USA, Inc.) Consolidated Financial Statements December 31, 2019 and 2018 Index

Pages

Report of Independent Auditors	1

Consolidated Financial Statements	2

Balance Sheets	2

Statements of Income	3

Statements of Comprehensive Income	4

Statements of Changes in Stockholder’s Equity	5

Statements of Cash Flows	6–7

Notes to Financial Statements	8–69

Report of Independent Auditors

To the Board of Directors of Santander BanCorp
We have audited the accompanying consolidated financial statements of Santander BanCorp and its subsidiaries (the “Company”), which comprise the consolidated balance sheets as of December 31, 2019 and 2018, and the related consolidated statements of income, of comprehensive income, of changes in stockholder’s equity and of cash flows for the years then ended.
Management's Responsibility for the Consolidated Financial Statements
Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditors’ Responsibility
Our responsibility is to express an opinion on the consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Santander BanCorp and its subsidiaries as of December 31, 2019 and 2018, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP

San Juan, Puerto Rico
March 31, 2020, except for the effects of the changes to comply with Regulation S-X and the effects of the revisions discussed in Note 1 to the consolidated financial statements, as to which the date is November 18, 2020

CERTIFIED PUBLIC ACCOUNTANTS
(OF PUERTO RICO)
License No. LLP-216 Expires Dec. 1, 2022
Stamp E411935 of the P.R. Society of
Certified Public Accountants has been
affixed to the file copy of this report

Santander BanCorp and Subsidiaries (A wholly owned subsidiary of Santander Holding USA, Inc.) Consolidated Balance Sheets December 31, 2019 and 2018

(dollars in thousands)	2019	2018

Assets
Cash and cash equivalents	$960,450	$1,254,166
Investment securities available for sale – at fair value	2,191,737	702,228
Other investment securities – at cost	3,196	3,369
Mortgage loans held for sale - net	7,815	5,015
Loans held for investment - net	2,678,315	3,009,288
Accrued interest receivable	25,543	22,521
Premises and equipment – net	14,304	14,503
Real estate held for sale	1,140	1,753
Mortgage servicing rights	1,828	2,461
Foreclosed real estate - net	-	54,035
Other assets	135,144	125,189
Total Assets	$6,019,472	$5,194,528
Liabilities and Stockholder’s Equity
Deposits (includes deposits with affiliates of $69.8 million and $90.4 million in 2019 and 2018, respectively)	$4,685,166	$3,976,660
Accrued interest payable	4,010	2,129
Other liabilities	118,723	90,153
Total liabilities	4,807,899	4,068,942
Contingencies and commitments (Notes 17, 21, and 23)
Stockholder’s equity
Series A preferred stock, $25 par value; 10,000,000 shares authorized, none issued and outstanding	-	-
Series B preferred stock, $25 par value; 3,000,000 shares authorized, none issued and outstanding	-	-
Common stock, $2.50 par value; 100,000 shares authorized, issued and outstanding	250	250
Capital paid in excess of par value	476,776	476,776
Accumulated other comprehensive loss — net of tax	(26,488)	(33,147)
Retained earnings
Reserve fund	182,028	175,355
Undivided profits	579,007	506,352
Total stockholder’s equity	1,211,573	1,125,586
Total Liabilities and Stockholder’s Equity	$6,019,472	$5,194,528

The accompanying notes are an integral part of these consolidated financial statements

Santander BanCorp and Subsidiaries (A wholly owned subsidiary of Santander Holding USA, Inc.) Consolidated Statements of Income Years Ended December 31, 2019 and 2018

(dollars in thousands)	2019	2018

Interest income
Loans	$200,137	$214,355
Investment securities	37,754	11,755
Interest bearing deposits	20,535	23,817
Total interest income	258,426	249,927
Interest expense
Deposits	37,398	19,959
Other borrowings	155	-
Total interest expense	37,553	19,959
Net interest income	220,873	229,968
Provision (reversal) for loan losses	(7,908)	23,900
Net interest income after provision for loan losses	228,781	206,068
Other income
Bank service charges, fees, and other	21,132	20,678
Insurance commissions and advisory fees	10,079	10,940
Gain on sale of loans	4,094	19
Other income	7,991	7,402
Total other income	43,296	39,039
Operating expenses
Salaries and employee benefits	60,164	57,656
Occupancy costs	15,550	12,755
Equipment expenses	1,722	1,621
Technology expenses	32,567	30,933
Communication expenses	3,428	3,670
Business promotion	1,783	1,824
Other taxes	5,919	6,062
Professional services	10,331	7,802
Examinations and FDIC assessment	1,220	2,529
Repossessed assets provision and expenses	11,549	11,412
Collection and legal expense	3,088	3,198
Other operating expenses	11,307	12,726
Total operating expenses	158,628	152,188
Income before provision for income tax	113,449	92,919
Income tax expense	39,807	27,696
Net income	$73,642	$65,223

The accompanying notes are an integral part of these consolidated financial statements.

Santander BanCorp and Subsidiaries (A wholly owned subsidiary of Santander Holding USA, Inc.) Consolidated Statements of Comprehensive Income Years Ended December 31, 2019 and 2018

(dollars in thousands)	2019	2018

Net income	$73,642	$65,223
Other comprehensive income (loss) – before income tax expense Unrealized holding gain (loss) on investment securities available for sale during the period	6,999	(2,808)
Gain adjustment of pension and post-retirement benefits plan	2,144	2,618
Total other comprehensive income (loss) – before income tax expense	9,143	(190)
Income tax expense	2,484	1,251
Total other comprehensive income (loss) – net of tax	6,659	(1,441)
Comprehensive income – net of tax	$80,301	$63,782
Tax allocated to each component of comprehensive income
Unrealized holding gain (loss) on investment securities available for sale	$1,680	$(492)
Gain adjustment of pension and postretirement benefits plan	804	1,743
Income tax expense	$2,484	$1,251

The accompanying notes are an integral part of these consolidated financial statements.

Santander BanCorp and Subsidiaries (A wholly owned subsidiary of Santander Holding USA, Inc.) Consolidated Statements of Changes in Stockholder’s Equity Years Ended December 31, 2019 and 2018

(dollars in thousands)	2019	2018
Preferred stock (Series A and Series B)
Balances at beginning and end of the year	$-	$-
Common stock
Balances at beginning and end of the year	250	250
Capital paid in excess of par value
Balances at beginning of year	476,776	476,499
Other contribution of capital	-	277
Balances at end of year	476,776	476,776
Accumulated other comprehensive loss – net of tax
Balances at beginning of year	(33,147)	(31,706)
Unrealized net gain (loss) on investment securities available for
sale – net of tax	5,319	(2,316)
Gain adjustment of pension and post retirement benefits
plan – net of tax	1,340	875
Balances at end of year	(26,488)	(33,147)
Reserve fund
Balances at beginning of year	175,355	169,657
Transfer from undivided profits	6,673	5,698
Balances at end of year	182,028	175,355
Undivided profits
Balances at beginning of year	506,352	442,735
Net income	73,642	65,223
Transfer to reserve fund	(6,673)	(5,698)
Deferred tax benefit amortization	(1)	(1)
Adjustment of deferred tax assets associated to tax rate change	-	729
Cumulative effect of new accounting standards - net of tax	6,937	3,364
Common stock dividends	(1,250)	-
Balances at end of year	579,007	506,352
Total stockholder’s equity	$1,211,573	$1,125,586

The accompanying notes are an integral part of these consolidated financial statements.

Santander BanCorp and Subsidiaries (A wholly owned subsidiary of Santander Holding USA, Inc.) Consolidated Statements of Cash Flows Years Ended December 31, 2019 and 2018

(dollars in thousands)	2019	2018
Cash flows from operating activities
Net income	$73,642	$65,223
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	17,675	12,956
Deferred tax provision	38,463	16,884
Provision (reversal) provision for loan losses	(7,908)	23,900
Provision for real estate owned properties	8,734	8,218
Gain on sale of investment securities available for sale	(289)	-
Gain on sale of loans held for sale	(4,094)	(19)
Gain on sale of premises and equipment	(129)	(162)
Gain on sale of real estate owned properties	(1,141)	(324)
Gain on derivatives and other financial instruments at fair value	(18)	(9)
Gain on trading securities, net	(160)	(31)
Gain on mortgage servicing rights	(143)	(97)
Net discount amortization on securities	(18,362)	(1,592)
Net discount amortization on loans	(2,593)	(1,481)
Purchases and originations of loans held for sale	(13,957)	(7,296)
Proceeds from sales of loans held for sale	5,867	3,920
Repayments of loans held for sale	566	433
Proceeds from sales of trading securities	5,894	3,875
Proceeds from insurance settlements	-	1,666
Net change in
(Increase) decrease in accrued interest receivable	(3,022)	3,034
(Increase) decrease in other assets	(2,962)	1,876
Increase in accrued interest payable	1,881	25
Decrease in other liabilities	(21,768)	(8,377)
Total adjustments	2,534	57,399
Net cash provided by operating activities	76,176	122,622
Cash flows from investing activities
Proceeds from sale of investment securities available for sale	253,826	-
Proceeds from maturities of investment securities available for sale	1,560,000	310,000
Purchases of investment securities available for sale	(3,319,130)	(744,416)
Proceeds from maturities of other investments	13,673	45
Purchases of other investments	(13,500)	(611)
Repayment of securities and securities called	41,445	36,661
Proceeds from sale of loans held for investment	192,295	-
Net decrease in loans held for investment	143,204	303,375
Proceeds from sale of real estate owned properties	55,979	17,673
Proceeds from sale of premises and equipment	724	412
Purchases of premises and equipment	(5,664)	(5,275)
Net cash used in investing activities	(1,077,148)	(82,136)

Santander BanCorp and Subsidiaries (A wholly owned subsidiary of Santander Holding USA, Inc.) Consolidated Statements of Cash Flows Years Ended December 31, 2019 and 2018

(dollars in thousands)	2019	2018
Cash flows from financing activities
Net increase (decrease) in deposits	708,506	(84,298)
Common stocks dividend paid	(1,250)	-
Net cash provided by (used in) financing activities	707,256	(84,298)
Net change in cash and cash equivalents	(293,716)	(43,812)
Cash and cash equivalents
Beginning of year	1,254,166	1,297,978
End of year	$960,450	$1,254,166
Supplemental disclosures of cash flows information
Cash paid during the year for
Interest	$35,670	$19,934
Income taxes	11,930	10,842
Noncash investing and financing transactions
Other comprehensive income	6,659	(1,441)
Loans reclassified from held for investment to held for sale	74,432	-
Loans reclassified from held for sale to held to maturity	-	1,049
Loans securitization	5,734	3,844
Loans transferred to foreclosed assets	17,007	17,156
Sale of real estate owned properties financed by the Corporation	7,470	9,010
GNMA portfolio booked as loans held for sale	1,061	(5,172)
Capitalization of lease right of uses assets	58,351	-
Cumulative effect of new accounting standards - net of tax	6,937	3,364

The accompanying notes are an integral part of these consolidated financial statements.

Santander BanCorp and Subsidiaries (A Wholly Owned Subsidiary of Santander Holding USA, Inc.) Notes to Consolidated Financial Statements December 31, 2019 and 2018

1.	Summary of Significant Accounting Policies and Other Matters

The accounting and reporting policies of Santander BanCorp (“SBC”) and subsidiaries (the “Corporation”), a wholly owned subsidiary of Santander Holding USA, Inc. (“SHUSA”), conform with accounting principles generally accepted in the United States of America (hereafter referred to as “generally accepted accounting principles” or “U.S. GAAP”) and with general practices within the financial services industry. Santander Holdings USA, Inc. (“SHUSA”), is a wholly owned subsidiary of Banco Santander, S.A. (“Santander Spain” or the “Ultimate Parent”).

Effective July 1, 2018, Banco Santander, S.A. transferred substantially all of its equity interests in Santander Assets Management (“SAM”) to SHUSA, pursuant to a final rule of the intermediate holding company issued by Federal Reserve Board on February 2014. Immediately, SHUSA contributed its wholly owned interest in SAM to the Corporation. The contribution of SAM to the Corporation transferred approximately $5.4 million of assets, $1.0 million of liabilities, and $4.4 million of equity to the Corporation. As this entity was solely owned and controlled by the Banco Santander, S.A prior to July 1, 2018, in accordance with ASC 805, Transactions Between Entities Under Common Control, the transaction has been accounted for under the common control guidance, which requires the Corporation to recognize the assets and liabilities of SAM at the historical cost at the date of the transfer. Additionally, as this transaction represents a change in reporting entity, the guidance requires retrospective combination of the entities for all periods presented in these consolidated financial statements, as if the combination had been in effect since inception of common control.

On October 21, 2019, SHUSA announced it entered into a stock purchase agreement with a non- related third party (the “Agreement”) where SHUSA agreed to sell its retail and commercial banking franchise in Puerto Rico within the Corporation (including the Bank), for a total cash consideration of approximately $1.1 billion, subject to adjustment based on the Corporation’s consolidated balance sheet at closing. The transaction requires the sale of all non-performing assets (non- performing loans and repossessed assets), among other considerations precedent to the closing. The transaction is expected to close in the middle of 2020, subject to regulatory approvals.

Effective December 31, 2019, the Corporation executed a sale agreement with Santander Financial Services, an affiliate, for its nonperforming loans and repossessed assets. The carrying amount of non-performing assets sold amounted to $114.5 million of non-performing loans (comprising $75 million of mortgage and $39.5 million of commercial loans) and $30.1MM of repossessed assets. Those assets were sold at fair market value as of December 31, 2019 which approximated its book value. The non-performing assets sold had a significantly higher tax basis than book associated to provisions and asset write-downs which are not tax deductible until realization of the deferred tax assets. The Corporation had in books $23 million of deferred tax assets attributable to these book- tax differences, which were realized due to the sale.

Effective December 31, 2019, the Corporation also executed another asset sale agreement with a non-related third party to sell the right, tittle and interest in substantially all of its Jet Blue branded credit card portfolio. The proceeds from the sale of this credit card portfolio amounted to $73 million recognizing a gain of approximately $4 million.

Santander BanCorp and Subsidiaries (A Wholly Owned Subsidiary of Santander Holding USA, Inc.) Notes to Consolidated Financial Statements December 31, 2019 and 2018

The consolidated financial statements have been prepared in accordance with GAAP. The previously issued financial statements were updated in connection with their reissuance in order to comply with Regulation S-X. The adjustments applied to the previously issued financial statements include:

(i)

disclosure of the amounts of “Cash and due from banks” and “Interest bearing deposits in other banks”, as follows:

The cash and cash equivalents includes cash and due from banks amounted to $68.8 million and 74.1 million as of December 31, 2019 and 2018, respectively, and interest bearing deposits in other banks amounted to $891.6 million and $1.2 billion as of December 31, 2019 and 2018, respectively.

(ii)

a tabular disclosure in order to reconcile the effective and statutory tax rate for 2019 and 2018, a tabular reconciliation of the total amounts of unrecognized tax benefits at the beginning and end of the periods presented in the Consolidated Balance sheets, and the disclosure of nontaxable interest income for the periods ended December 31, 2019 and 2018. These disclosures are included in Note 16 Income Taxes; and

(iii)	amount of deposits with affiliates as of December 31, 2019 and 2018, included within the Deposits caption of the Consolidated Balance sheets.

In addition to the updates described above, the Corporation revised Note 10, Other Assets, to  include a reconciliation between the undiscounted future lease annual cash flows and the operating lease liabilities which was recognized in the consolidated balance sheet but was omitted in the disclosures to the previously issued financial statements. Also, Note 17, Contingencies and Commitments, was revised to include the future minimum rental payments for operating leases as of December 31, 2018, which was omitted in the previously issued financial statements.

Following is a summary of the Corporation’s most significant accounting policies:

Nature of Operations and Use of Estimates
SBC is a financial holding company offering a full range of financial services through its wholly owned banking subsidiary Banco Santander Puerto Rico and its subsidiary Santander Insurance Agency, Inc. (the “Bank”). The Corporation also engaged in porftfolio management and advisory services through its wholly owned subsidiary SAM. The Corporation is a member of a group controlled by Banco Santander, S.A. In addition, the Corporation engages in transactions with  other unconsolidated affiliate member of the entity group (Santander Financial Services, Inc).

In preparing the consolidated financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and the differences may be material to the consolidated financial statements. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, impairment of other intangible assets, liability for uncertain tax positions and valuation allowance of deferred tax assets, pension and postretirement benefit obligations, and the valuation of other real estate owned properties, and financial instruments.

Leases
Effective January 1, 2019, the Corporation adopted ASU 2016-02, Leases. The Corporation adopted the ASU using the modified retrospective approach, with application at the adoption date and a cumulative-effect adjustment to the opening balance of retained earnings. Under this approach, comparative periods were not adjusted and, therefore, comparative periods will continue to be presented in accordance with ASC Topic 840. The Corporation elected the practical expedients permitted under transition guidance which allowed: (a) to not reassess at the date of adoption whether existing contracts were or contained leases and (b) to carry forward the historical lease classification. The Corporation also elected not to recognize a lease liability and associated ROU asset for short-term leases. The Corporation adopted this accounting pronouncement resulting in the recognition of a right of-use (“ROU”) asset and lease liability of $58.4 million presented as part of the other assets and other liabilities, respectively, in the consolidated balance sheet for all operating leases with a term greater than 12 months.The Corporation recorded a positive cumulative effect adjustment of $6.9 million to the opening retained earnings as a result of the reclassification of previously deferred gains on sale-leaseback transactions.

Santander BanCorp and Subsidiaries (A Wholly Owned Subsidiary of Santander Holding USA, Inc.) Notes to Consolidated Financial Statements December 31, 2019 and 2018

Revenue Recognition
Effective January 1, 2018, the Corporation adopted the ASC Topic 606, Revenue from Contracts with Customers. The Corporation adopted this accounting pronouncement using the modified retrospective approach. In accordance with Topic 606, revenues are recognized when control of promised goods or services is transferred to customers in an amount that reflects the consideration to which the Corporation expects to be entitled in exchange for those goods or services. To determine revenue recognition for arrangements that an entity determines are within the scope of ASC Topic 606, the Corporation: (i) identifies the contract(s) with a customer; (ii) identifies the performance obligations in the contract; (iii) determines the transaction price; (iv) allocates the transaction price to the performance obligations in the contract; and (v) recognizes revenue when (or as) the Corporation satisfies a performance obligation and when it is probable that the entity will collect the consideration to which it is entitled in exchange for the goods or services transferred to the customer. At contract inception, once the contract is determined to be within the scope of ASC Topic 606, the Corporation assesses the goods or services that are promised within each contract and identifies those that contain performance obligations, and assesses whether each promised good or service is distinct (Refer to Note 25 for additional details). The cumulative-effect of the adoption of ASC Topic 606 amounted to $3.4 million, net of tax, associated to a deferred gain on disposition of repossessed properties. This effect was recognized as an increase in the opening retained earnings as of January 1, 2018.

Principles of Consolidation
The consolidated financial statements include the accounts of SBC, the Bank, Santander Insurance Agency, Inc. (“SIA”) and SAM. All intercompany balances and transactions have been eliminated  in consolidation.

Cash and Cash Equivalents
Cash and cash equivalents include cash and amounts due from depository institutions and interest- bearing deposits in other banks. All highly liquid instruments with a maturity of three months or less, when acquired or generated, are considered cash equivalents. The Corporation maintained the main cash and cash equivalents deposited in highly rated institutions, mainly in the Federal Reserve Bank of NY. The Corporation has maintained balances in various operating and money market accounts in excess of federally insured limits.

Investment Securities
Investment securities are classified into three categories and accounted for as follows:

•
Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value with unrealized gains and losses included in the consolidated statements of income as part of other income. Financial instruments, including to a limited extent, derivatives are used by the Corporation in dealing and other trading activities and are carried at fair value. Interest revenue and expense are included in the consolidated statements of income as part of net interest income.

Santander BanCorp and Subsidiaries (A Wholly Owned Subsidiary of Santander Holding USA, Inc.) Notes to Consolidated Financial Statements December 31, 2019 and 2018

•
Debt and equity securities not classified as either investment securities held-to-maturity or trading securities, and which have a readily available fair value, are classified as investment securities available-for-sale and reported at fair value, with unrealized gains and losses reported, net of tax, in accumulated other comprehensive income (loss). The specific identification method is used to determine realized gains and losses on sales of securities available-for- sale, which are included in the consolidated statements of income. Interest revenue and expense are included in the consolidated statements of income as part of net interest income.

•
Investments in debt, equity, or other securities, that do not have readily determinable fair values, are classified as other investment securities in the consolidated balance  sheets. These securities are stated at cost adjusted for impairments, if any. Stock that is owned by  the Corporation to comply with regulatory requirements, such as Federal Home Loan Bank (FHLB) stock, is included in this category. Interest revenue and expense are included in the consolidated statements of income as part of net interest income.

The amortization of premiums is deducted and the accretion of discounts is added to net interest income based on a method which approximates the interest method, over the outstanding life of the related investment securities. The cost of investment securities sold is determined by specific identification. For investment securities available-for-sale, investment held-to-maturity, and other investment securities, the Corporation reports separately in the consolidated statements of income, net realized gains or losses on sales of investment securities and unrealized loss valuation adjustments considered other than temporary, if any.

Derivative Financial Instruments
The Corporation uses derivative financial instruments to manage interest rate risk and changes in the fair value of assets and liabilities through interest rate swaps and interest rate caps instruments.

The Corporation enters into certain derivative transactions to provide derivative products to customers, which includes interest rate caps and swaps, and simultaneously covers the Corporation’s position with related and unrelated third parties under substantially the same terms and conditions. These derivatives are not linked to specific assets and liabilities in the consolidated balance sheets or to forecasted transactions in an accounting hedge relationship, and therefore, do not qualify for hedge accounting. These derivatives are carried at fair value with changes in fair value recorded as part of other income. Also, the Corporation enters into loan commitments with customers to extend mortgage loans at a specified rate. These loan commitments are written options and are measured at fair value pursuant  to  FASB  ASC Topic 820  and  FASB  ASC  Topic 815, Derivatives and Hedging.

Loans Held for Sale
Loans held for sale are recorded at the lower of cost or market computed on the aggregate portfolio basis. Fair values for loans held for sale are based on observable inputs, such as observable market prices, credit spreads, and interest rate yield curves, when available. In instances when significant valuation assumptions are not readily observable in the market, instruments are valued based on the best available data in order to approximate fair value. This data may be internally developed and considers types of loans, conformity of loans, delinquency statistics, and risk premiums that a market participant would require, and accordingly, may be classified as Level 3 in a nonrecurring fair value measurement. The amount by which cost exceeds market value, if any, is accounted for as a valuation allowance with changes included in the determination of results of operations for the period in which the change occurs. The amounts of loan origination cost and fees are deferred at origination of the loans and recognized as part of the gain and loss on sale of the loans in the consolidated statements of income as part of other income. The Corporation disposes loans held for sale through securitizations mainly conducted with agencies and pass- through sales. The Corporation’s limitation for holding mortgages in the held for sale portfolio is  365 days from the date the loan enters the portfolio. If a mortgage is held for sale beyond this period, it is automatically transferred to the loan held for investment portfolio.

Santander BanCorp and Subsidiaries (A Wholly Owned Subsidiary of Santander Holding USA, Inc.) Notes to Consolidated Financial Statements December 31, 2019 and 2018

The Corporation rebooked certain individual delinquent GNMA loans (over 90 days past due), previously accounted for as sold, as loan held-for-sale pursuant to the GNMA Mortgage-Backed Securities Guide. The rebooking of GNMA loans is required (together with a liability for the same amount) regardless of whether the Corporation, as seller-servicer, intends to exercise the repurchase (buy-back option) since the Corporation is deemed to have regained effective control over these loans. The Corporation intends to re-sell this portfolio in a reasonable period of time. As of December 31, 2019 and 2018, the unpaid principal balance of the GNMA portfolio rebooked amounted to $5.4 million and $4.3 million, respectively.

Loans
Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding unpaid principal balances adjusted for the allowance for loan losses, unearned finance charges, and any deferred fees or costs on originated loans.

Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and amortized using methods that approximate the interest method over the term of the loans as an adjustment to interest yield, except for credit cards. Credit cards origination fees and origination costs are amortized on a straight-line basis over one year. Unamortized amounts are recognized as an adjustment to interest yield at the time loans receivable are paid in full. Discounts and premiums on purchased loans are amortized to results of operations over the expected lives of the loans using a method that approximates the interest method.

The accrual of interest on commercial loans, lease financing, mortgage and closed-end consumer loans is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due, but in no event it is recognized after 90 days in arrears on payments of principal or interest. Income is generally recognized on open-end (revolving credit) consumer loans until 120 days past due, when the loans are charged-off. For all others loans, when interest accrual is discontinued, unpaid interest is reversed. Interest income is subsequently recognized only to the extent that it is collected. The nonaccrual status is discontinued when loans are below 90 days in arrears. Interest income collected on mortgage Troubled Debt Restructuring (“TDRs”) loans with nonaccrual status is recognized as a deferred item until accrual status is met. The classification of nonaccrual status of TDRs portfolio is maintained until the customer demonstrates a sustained period of performance which consists of six consecutive payments.

The Corporation restructures certain loans, principally, through the modification of loan terms to accommodate the borrower payments. These loans meet the definition of TDRs, as stated in  FASB ASC Topic 310, Receivables. FASB ASC Topic 310 states that a restructuring of a debt constitutes a TDR if the creditor, for economic or legal reasons related to the debtor’s financial difficulties, grants a concession to the debtor that it would not otherwise consider. These concessions could include a reduction in the interest rate on the loan, payment extensions, forgiveness of principal, forbearance, or other actions intended to maximize collection. These concessions stem from an agreement between the creditor and the debtor or are imposed by law or a court. Classification of loan modifications as TDRs involves a degree of judgment. Indicators that the debtor is experiencing financial difficulties include, for example (i) the debtor is currently in default on any of its debt; (ii) the debtor has declared, or is in the process of declaring, bankruptcy; (iii) there is significant doubt as to whether the debtor will continue to be a going concern; (iv) currently, the debtor has securities that have been delisted, are in the process of being delisted, or are under threat of being delisted from an exchange; and (v) based on estimates and projections that only encompass the current business capabilities, the debtor forecasts that its entity-specific cash flows will be insufficient to service the debt (both interest and principal) in accordance with the contractual terms of the existing agreement through maturity; and absent the current modification, the debtor cannot obtain funds from sources other than the existing creditors at an effective interest rate equal to the current market interest rate for similar debt for a nontroubled debtor. Once a loan is determined to be a TDR, then various effects must be considered, such as identifying the loan as impaired, performing an impairment analysis, applying proper revenue recognition accounting, and reviewing its regulatory credit risk grading (see Note 5 for further information).

Santander BanCorp and Subsidiaries (A Wholly Owned Subsidiary of Santander Holding USA, Inc.) Notes to Consolidated Financial Statements December 31, 2019 and 2018

Off-Balance Sheet Instruments
In the ordinary course of business, the Corporation enters into off-balance sheet instruments consisting of commitments to extend credit, standby letters of credit, and financial guarantees. Such financial instruments are recorded in the consolidated financial statements when they are funded or when related fees are incurred or received. The Corporation periodically evaluates the credit risks inherent in these commitments and establishes loss allowances for such risks if and when these are deemed necessary.

The Corporation recognized as liabilities the fair value of the obligations undertaken in issuing the guarantees under the standby letters of credit, net of the related amortization at inception. The fair value approximates the unamortized fees received from the customers for issuing the standby letters of credit. The fees are deferred and recognized on a straight-line basis over the  commitment period. Standby letters of credit outstanding had terms ranging from two months to two years as of December 31, 2019, and from three months to two years as of December 31, 2018.

Fees received for providing loan commitments and letters of credit that result in loans are deferred and amortized to interest income over the life of the related loan. Fees on commitments and letters of credit are amortized to other income as banking fees and commissions over the commitment period.

The Corporation’s off-balance sheet commitments and letters of credit are subject to credit risk. Credit losses related to these instruments are accounted for in accordance with ASC 450-20, and are recorded separately from the allowance for loan losses and reported as other liabilities in the consolidated financial statements. The reserve for unfunded lending commitments represents probable losses for the Corporation’s unfunded lending commitments and other off-balance sheet instruments.

Allowance for Loan Losses
The allowance for loan losses is a current estimate of the losses inherent in the present portfolio based on management’s ongoing monthly evaluations of the loan portfolio. Estimates of losses inherent in the loan portfolio involve the exercise of judgment and the use of assumptions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. The allowance is increased by a provision for  loan losses, which is charged to expense, and reduced by charge-offs, net of recoveries. Changes in the allowance relating to impaired loans are charged or credited to the provision for loan losses. Because of uncertainties inherent in the estimation process, management’s estimate of credit losses in the loan portfolio and the related allowance may change in the near term.

Santander BanCorp and Subsidiaries (A Wholly Owned Subsidiary of Santander Holding USA, Inc.) Notes to Consolidated Financial Statements December 31, 2019 and 2018

The Corporation follows a systematic methodology to establish and evaluate the adequacy of the allowance for loan losses. This methodology consists of several key elements.

Large commercial, certain residential mortgage and installment unsecured loans that exhibit potential or observed credit weaknesses are subject to individual review. Where appropriate, allowances are allocated to individual loans based on management’s estimate of the borrower’s ability to repay the loan given the availability of collateral and other sources of cash flows.

Included in the review of individual loans are those that are impaired as defined by FASB ASC Topic 310. Any allowances for loans deemed impaired are measured based either on the present value of expected future discounted cash flows, or on the fair value of the underlying collateral, less estimated disposition costs (incremental direct costs essential to a sale transaction, including foreclosure expenses, property taxes, homeowners’ fees, legal fees, maintenance expenses, broker’s fees and appraisal fees). Commercial business, commercial real estate and residential mortgages exceeding a predetermined monetary threshold, such as unpaid balance over $250,000, are individually evaluated for impairment. All residential mortgages 180 days past due are individually evaluated for impairment and classified as impaired, even when not exceeding the monetary threshold. In addition, any residential mortgage, unsecured consumer or commercial loan, subject to debt modifications that is classified as TDR, as described in further sections, is individually evaluated for impairment and classified as such, even when not exceeding the monetary threshold. At least annually, the Corporation requests updated appraisal reports on real estate collateral for loans that are considered impaired and the impairment measurement is based on the fair value of the collateral, less estimated disposition costs. As a general procedure, the Corporation internally reviews appraisals as part of the underwriting and approval process and also for credits considered impaired. Impaired loans for which the discounted cash flows or collateral  fair value, as applicable, exceeds its carrying value do not require an allowance. The Corporation evaluates the collectability of principal, deferred fees and costs, and interest, when assessing the need for loss accrual.

The loan impairment policy requires that, for impaired loans that are deemed collateral dependent, a valuation allowance must be recorded for the excess of the investment in the loan (principal, accrued interest receivable and deferred fees and costs) over the fair value of the collateral, less estimated disposition costs. The partial charge-offs recorded in 2019 and 2018, on such impaired loans, amounted to $10.7 million and $19.7 million, respectively.

Historical loss rates may also be adjusted for significant factors that, in management’s judgment, reflect the impact of any current condition on loss recognition. Factors which management may consider in the analysis include the effect of the national and local economies, trends in the nature and volume of loans (delinquencies, charge-offs, nonaccrual, and problem loans), changes in the internal lending policies and credit standards, decline in property values, collection practices, and examination results from bank regulatory agencies and the Corporation’s internal examiners.

Allowances on individual loans and historical loss rates are reviewed monthly and adjusted as necessary based on changing borrower and/or collateral conditions, actual collection, charge-off experience, and other factors that, based on management’s judgment, reflect the impact of current condition.

The Corporation’s quantitative methodology for estimating the allowance for loan losses for the consumer portfolio is based on a migration analysis/roll rate approach which considers both historical loss rates and loss rates based on the likelihood of credit deterioration (expectation of current loans becoming delinquent in monthly increments until they default and are charged-off). This loss factor may be adjusted to reflect recent economic or business trends that may affect the collectability of the portfolio. The loss factor is then applied to the outstanding portfolio at period end to estimate the amount of expected charge offs and the provision for loan losses required to support an adequate allowance for loan losses.

Santander BanCorp and Subsidiaries (A Wholly Owned Subsidiary of Santander Holding USA, Inc.) Notes to Consolidated Financial Statements December 31, 2019 and 2018

The Corporation mainly uses internal data in order to consider qualitative factors for developing and  maintaining  the  allowance  for loan losses. The consideration of internal factors, which includes loan loss experience, delinquency trends, decrease in real estate, and classification trends, among others, is used to adjust some of the loss factors computed solely by historical data. Furthermore, given the current environmental factors within the local economy and the fact that the Corporation is using the losses of the previous 12 months for the loss factor calculation, the loss ratios have most of these factors already embedded in the results without the need of additional adjusting factors. The Corporation’s methodology includes a back testing analysis. Back testing is  a supplemental tool used to evaluate the overall reasonableness of the allowance for loan losses.  It helps identify if the allowance for loan losses balance established in prior periods was sufficient to cover subsequent losses.

During 2018 the Corporation undertook a reassessment of the allowance for loan losses related to the additional provision of $42 million recognized associated to the 2017 hurricanes impact. The Corporation incorporated updated information, especially as it relates to the performance of the loan portfolios after the moratorium program granted as part of the relief efforts provided to customers after 2017 hurricanes, which ultimately impacted 2018. The reassessment considered a decrease of the qualitative reserve recorded, partially offset by increases in reserves of certain portfolios upon specific analysis. The analysis considered specific considerations pertaining to the public sector and commercial loans portfolios, as well as an adjustment to loss factors for residential and commercial loans to consider the trends observed during and after the moratorium period and increases in the assumptions used to determine disposition costs used to evaluate impaired loans measured based on the fair value of the underlying collateral.

The Corporation considers in its allowance for loan and lease losses, debt modification of terms that may be identified as TDR as stated in FASB ASC Topic 310. The identification of TDRs is critical in the determination of the adequacy of the allowance for loan losses. While commercial TDRs loans accruing status and impairment analysis are determined by an individual evaluation, a standardized policy is applied to the residential mortgage TDRs. TDRs that were in nonaccrual at the time of the modification continue in nonaccrual status until the borrower has demonstrated a willingness and ability to make the restructured loan payments (at least six months of sustained performance after being classified as TDR). Those loans modified with less than 90 days past due will still accrue interest; however, these are still classified as impaired.

For purposes of determining the impairment analysis to be applied on residential mortgage TDRs, the Corporation stratifies these loans into performing and nonperforming loans. Impairment for performing loans is measured based on the present value of future cash flows discounted at the loan’s original contractual rate. The impairment measure for loans that have reached nonperforming status (although normalizing afterward) is based on the fair value of the collateral, net of estimated disposition costs. The stratification for the impairment measure is only based on days past due and not on the accruing status of the loans. Performing TDRs are those with less than four payments past due, while nonperforming are those that reached four payments due or more, at any point in the life of the TDR, regardless of days past due at the measurement date. As consumer installment loans are written off at 120 days past due, such stratification is not considered; they are measured based on the present value of future cash flows discounted at the loan’s original contractual rate, which approximates the effective interest at the time of origination.

The Corporation analyzes its exposure to debt from municipalities separately since it represents a different risk than regular commercial portfolio loans, maintaining a segregated allowance for loan losses balance. The Corporation established an approach to determine the reserve under the assumption that municipalities are covered under PROMESA Title III or VI. This approach focuses on understanding and assessing new developments in the municipalities, probabilities of default based on an updated risk rate analysis and type of debt owed by each municipality.

Santander BanCorp and Subsidiaries (A Wholly Owned Subsidiary of Santander Holding USA, Inc.) Notes to Consolidated Financial Statements December 31, 2019 and 2018

Transfers and Servicing of Financial Assets and Extinguishments of Liabilities
Transfers of financial assets are accounted for as sales, when control over the transferred assets is deemed to be surrendered: (i) the assets have been isolated from the Corporation, (ii) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (iii) the Corporation does not maintain effective control over the transferred assets through an agreement to repurchase them before the maturity. The Corporation recognizes the financial assets and servicing assets it controls and the liabilities it has incurred. At the same time, it ceases to recognize financial assets when control has been surrendered and liabilities when they are extinguished.

Premises and Equipment
Premises and equipment are stated at cost, less accumulated depreciation and amortization, which is computed utilizing the straight-line method over the estimated useful lives of the assets that range between three and 30 years. Leasehold improvements are stated at cost and are amortized using the straight-line method over the estimated useful lives of the assets or the term of the lease, whichever is lower. Gains or losses on dispositions are reflected in current operations. Costs of maintenance and repairs that do not improve or extend the lives of the respective assets are charged to expense as incurred. Costs of renewals and improvements are capitalized. When assets are sold or disposed of, their cost and related accumulated depreciation are removed from the accounts, and any gain or loss is reflected in earnings when realized. Measurement of an impairment loss is based on the fair value of the asset or assets group compared to its carrying value. If the fair value of the asset is determined to be less than the carrying value, an impairment loss is incurred. Impairment losses, if any, are reflected in operating expenses in the consolidated statements of income.

Real Estate Held for Sale
The Corporation owns certain real estate properties held for sale which are carried at the lower of cost or fair value, less estimated disposition costs. Each property is appraised or evaluated annually to provide an estimate of the property’s fair value. The fair value is substantiated by a current appraisal or evaluation prepared by an independent, qualified appraiser. The decline in fair value is reflected in operating expense in the consolidated statements of income.

Other Real Estate Owned Properties
The Corporation recognizes as other real estate owned properties (OREO), real estate acquired through purchases at sales under judgments, decrees, or mortgages where the property was originally security for debts previously contracted; a real estate which a borrower conveys to the Corporation to fully or partially satisfy a debt previously contracted (i.e., acceptance of a deed in lieu of foreclosure); real estate which the Corporation obtains in exchange for future advances to an existing borrower to fully satisfy or partially satisfy debts previously contracted; real estate which the Corporation takes possession of collateral in a collateral-dependent real estate loan (i.e., in- substance foreclosure). Other real estate received in satisfaction of a loan is recorded at fair value less estimated cost of disposal. The difference between the carrying amount of the loan and the fair value less cost to sell is recorded as an adjustment to the allowance for loan losses. The Corporation recognizes legal fees and other direct costs related to a foreclosure when they are incurred and are reflected in operating expense in the consolidated statements of income. Each OREO is appraised or evaluated at acquisition, and annually thereafter, to provide an estimate of the property’s fair value. The fair value is substantiated by a current appraisal or evaluation prepared by an independent, qualified appraiser. Subsequent declines in fair value are separately reserved until the property is sold.

Santander BanCorp and Subsidiaries (A Wholly Owned Subsidiary of Santander Holding USA, Inc.) Notes to Consolidated Financial Statements December 31, 2019 and 2018

The Corporation disposes of OREO through third party sales. Gains and losses resulting from a sale of OREO properties are recognized immediately and included in the consolidated statements of operations, as part of the other income. Effective January 1, 2018, the Corporation adopted the new revenue recognition guidance (ASU Topic 606) and, as consequence, the Corporation reclassified $3.4 million of deferred gain, net of tax, to opening retained earnings. The Corporation should evaluate certain conditions prior to the recognition of the sale, in order to determine the proper accounting treatment of the transaction, such as: (i) the collectability of the sales price and down payment are reasonably assured, and (ii) the seller is not obligated to perform significant activities after the sale to earn the profit. If both conditions are met at the time of sale, the Corporation is required to recognize the transaction as a disposition of an asset. On December 31, 2019 the Corporation sold its entire OREO portfolio amounting to $30.1 million to an affiliate.

Mortgage Servicing Rights
Mortgage servicing rights (“MSRs”) represent the cost of acquiring the contractual rights to service loans for others. The Corporaton recognizes the right to service mortgage loans for others as a separate asset whenever those servicing rights are acquired. The Corporation acquires MSRs by purchasing or originating loans and selling or securitizing those loans (with the servicing rights retained).

On a quarterly basis, the Corporation evaluates its MSRs for impairment and charges any such impairment to current period earnings. In order to evaluate its MSRs, the Corporation stratifies the related mortgage loans on the basis of their risk characteristics, which have been determined to be: type of loan (government-guaranteed, conventional, conforming, and nonconforming), interest rates, and maturities. Impairment of MSRs is determined by estimating the fair value of each stratum and comparing it to its carrying value. No impairment loss was recognized during 2019  and 2018.

MSRs are also subject to periodic amortization. The amortization of MSRs is based on the amount and timing of estimated cash flows to be recovered with respect to the MSRs over their expected lives. Amortization may be accelerated or decelerated to the extent that changes in interest rates  or prepayment rates warrant. MSRs fair value amounted to $8.2 million and $9.4 million as of December 31, 2019 and 2018, respectively.

Mortgage Banking
Mortgage loan servicing includes collecting monthly mortgagor payments, forwarding payments and related accounting reports to investors, collecting escrow deposits for the payment of mortgagor property taxes and insurance, and paying taxes and insurance from escrow funds when due. No asset or liability is recorded by the Corporation for mortgages serviced, except for MSRs arising from the sale of mortgages, advances to investors, and escrow advances. Mortgage loan servicing fees, which are based on a percentage of the principal balances of the mortgages serviced, are credited to income as mortgage payments are collected.

As of December 31, 2019 and 2018, the unpaid principal balances of mortgage loans serviced for others amounted to approximately $889 million and $955 million, respectively. In connection with these mortgage servicing activities, the Corporation administered escrow and other custodial funds, which amounted to approximately $2.9 million and $2.8 million as of December 31, 2019 and 2018, respectively.

Santander BanCorp and Subsidiaries (A Wholly Owned Subsidiary of Santander Holding USA, Inc.) Notes to Consolidated Financial Statements December 31, 2019 and 2018

Trust Services
The Corporation administers and is custodian of assets amounting to approximately $107 million and $131 million as of December 31, 2019 and 2018. Due to the nature of trust activities, these assets are not included in the Corporation’s consolidated balance sheets. The Corporation’s trust division focuses its business in transfer paying agent and individual retirement account (IRA) services.

Insurance Commissions
The Corporation’s insurance agency operation earns commissions on the sale of insurance policies issued by unaffiliated insurance companies. Commissions are recognized as revenues based on the insurance policies’ effective date in accordance with individual agreements with the insurance companies. Commission revenue is reported net of the provision for commission returns on insurance policy cancellations, which is based on management’s estimate of future insurance policy cancellations as a result of historical turnover rates by types of credit facilities subject to insurance.

Advisory Fees
The Corporation also engaged in porftfolio management and advisory services. Revenues from portfolio, management and advisory fees resulting from the assets’s management and administration of certain funds and institutional accounts. The advisory fees are recognized over the period that services are rendered.

Income Taxes
The Corporation uses the asset and liability balance sheet method for the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Corporation’s consolidated financial statements or tax returns. Deferred income tax assets and liabilities are determined for differences between financial statement and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future. The computation is based on enacted tax laws and rates applicable to periods in which the temporary differences are expected to be recovered or settled. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount that is more likely than not to be realized.

The Corporation accounts for uncertain tax positions in accordance with FASB ASC Topic 740, Income Taxes. Accordingly, the Corporation reports a liability for unrecognized tax benefits resulting from uncertain tax positions taken or expected to be taken in a tax return. The  Corporation recognizes interest and penalties, if any, related to unrecognized tax benefits in income tax expense.

Recently Issued Accounting Standards
The adoption of the following accounting pronouncements were not adopted and did not have a material impact on the Corporation’s financial position or results of operations:

•	FASB ASU No. 2017-07, Compensation — Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost.

•	FASB ASU No. 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework— Changes to the Disclosure requirements for Fair Value Measurement.

The adoption of these accounting pronouncements may have an impact on the Corporation’s consolidated financial statements and disclosures. The Corporation is evaluating the impact that the following recently issued accounting pronouncements may have on its consolidated financial statements and disclosures.

Santander BanCorp and Subsidiaries (A Wholly Owned Subsidiary of Santander Holding USA, Inc.) Notes to Consolidated Financial Statements December 31, 2019 and 2018

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FASB ASU No. 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. In June 2016, the FASB issued this Update  to provide financial statement users with more decision-useful information about the expected credit losses on financial instruments and other commitments to extend credit held by a reporting entity at each reporting date. The amendments in this Update require a financial asset (or a group of financial assets) measured at amortized cost basis to be presented at the net amount expected to be collected. The measurement of expected credit losses is based on relevant information about past events, including historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amount. For public business entities the amendments in this Update are effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. For all other entities the amendments in this Update are effective for fiscal years beginning  after  December 15, 2022 and including interim periods within those fiscal years. All entities may adopt the amendments in this Update earlier as of the fiscal  years  beginning  after  December 15, 2018, including interim periods within those fiscal years. An entity will apply the amendments in this Update through a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is effective (that is, a modified- retrospective approach). In May 2019, the FASB issued ASU No. 2019-05, Financial Instruments Credit Losses (Topic 326) to provide entities with targeted transition relief that is intended to increase comparability of financial statement information for some entities that otherwise would have measured similar financial instruments using different measurement methodologies. This amendment provides entities with an option to irrevocably elect the fair value option in Subtopic 825-10, applied on an instrument-by-instrument basis for eligible instruments that are within the scope of Subtopic 326-20, upon adoption of Topic 326. The fair value option election does not apply to held-to-maturity debt securities. For entities that have not yet adopted the amendments in Update 2016-13, the effective date and transition methodology for the amendments in this Update are the same as in Update 2016-13. For entities that have adopted the amendments in Update 2016-13, the amendments in this Update are effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption is permitted in any interim period after the issuance of this Update as long as an entity has adopted the amendments in Update 2016-13. The amendments in this Update should be applied on a modified-retrospective basis by  means of a cumulative-effect adjustment to the opening balance of retained earnings in the statement of financial position as of the date that an entity adopted the amendments in Update 2016-13.

The Corporation established a cross-functional working group for implementation of this standard. The implementation process included data sourcing and validation, development and validation of loss forecasting methodologies and models, including determining the length of the reasonable and supportable forecast period and selecting macroeconomic forecasting methodologies to comply with the new guidance, updating the design of the established governance, financial reporting, and internal control over financial reporting frameworks, and updating accounting policies and procedures. The increase in the allowance for loan losses will be reflected as a decrease to opening retained earnings, net of income taxes, at January 1, 2020.

Santander BanCorp and Subsidiaries (A Wholly Owned Subsidiary of Santander Holding USA, Inc.) Notes to Consolidated Financial Statements December 31, 2019 and 2018

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FASB ASU No. 2018-14, Compensation—Retirement Benefits—Defined Benefit Plans— General (Subtopic 715-20): Disclosure Framework—Changes to the Disclosure Requirements for Defined Benefit Plans. In August 2018, the FASB issued this Update to modify the disclosure requirements for employers that sponsor defined benefit pension or other postretirement plans. The following disclosure requirements, among others, are removed from Subtopic 715-20: (i) the amounts in accumulated other comprehensive income expected to be recognized as components of net periodic benefit cost over the next fiscal year, (ii) the amount and timing of plan assets expected to be returned to the employer. The following disclosure requirements, among others, are added to Subtopic 715-20: (i) an explanation of the reasons for significant gains and losses related to changes in the benefit obligation for the period. The amendments in this Update also clarify the disclosure requirements: (i) of the projected benefit obligation (PBO) and fair value of plan assets for plans with PBOs in excess of plan assets, (ii) the accumulated benefit obligation (ABO) and fair value of plan assets for plans with ABOs in excess of plan assets. The amendments in this Update are effective for fiscal years ending after December 15, 2020, for public business entities and for fiscal years ending after December 15, 2021, for all other entities. Early adoption is permitted for all entities. An entity should apply the amendments in this Update on a retrospective basis to all periods presented. The Corporation is currently assessing if this update will have an impact on its consolidated financial statements, if any.

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FASB ASU No. 2018-15, Intangibles—Goodwill and Other— Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract. In August 2018, the FASB issued this Update to help entities evaluate the accounting for fees paid by a customer in a cloud computing arrangement (hosting arrangement) by providing guidance for determining when the arrangement includes  a software license. If a cloud computing arrangement includes a license to internal-use software, then the software license is accounted for by the customer in accordance with Subtopic 350-40. An intangible asset is recognized for the software license and, to the extent that the payments attributable to the software license are made over time, a liability also is recognized. If a cloud computing arrangement does not include a software license, the entity should account for the arrangement as a service contract and fees associated with the hosting element (service) of the arrangement are expensed as incurred. The amendments in this Update are effective for public business entities for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. For all other entities, the amendments in this Update are effective for annual reporting periods beginning after December 15, 2020, and interim periods within annual periods beginning after December 15, 2021. Early adoption is permitted, including adoption in any interim period, for all entities. The amendments in this Update should be applied either retrospectively or prospectively to all implementation costs incurred after the date of adoption. The Corporation is currently assessing if this update will have an impact on its consolidated financial statements, if any.

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FASB ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. In December 2019, the FASB issued this Update to simplify the accounting for income taxes by removing certain exceptions to the general principles in Topic 740. The amendments also improve consistent application of and simplify GAAP for other areas of Topic 740 by clarifying and amending existing guidance. Exceptions include, but are not limited to, increments approach for intra-period tax allocation when there is a loss from continuing operations and income or a gain from other items (for example, discontinued operations or other comprehensive income), exception to the requirement to recognize a deferred  tax liability for equity method investments when a foreign subsidiary becomes an equity method investment, among others. The amendments in this Update also simplify the accounting for income taxes by: (i) requiring that an entity recognize a franchise tax (or similar tax) that is partially based on income as an income-based tax and account for any incremental amount incurred as a non-income-based tax; (ii) specifying that an entity is not required to allocate the consolidated amount of current and deferred tax expense to a legal entity that is not subject to tax in its separate financial statements; (iii) requiring that an entity reflect the effect of an enacted change in tax laws or rates in the annual effective tax rate computation in the interim period that includes the enactment date. For public business entities, the amendments in this Update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Early adoption of the amendments is permitted. The Corporation is currently assessing if this update will have an impact on its consolidated financial statements, if any.

Santander BanCorp and Subsidiaries (A Wholly Owned Subsidiary of Santander Holding USA, Inc.) Notes to Consolidated Financial Statements December 31, 2019 and 2018

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FASB ASU No. 2020-01, Investments—Equity Securities (Topic 321), Investments—Equity Method and Joint Ventures (Topic 323), and Derivatives and Hedging (Topic 815) Clarifying the Interactions between Topic 321, Topic 323, and Topic 815. In January 2020, the FASB issued this Update to clarify certain interactions between the guidance to account for certain equity securities under Topic 321, the guidance to account for investments under the equity method of accounting in Topic 323, and the guidance in Topic 815, which could change how an entity accounts for an equity security under the measurement alternative or a forward contract or purchased option to purchase securities that, upon settlement of the forward contract or exercise of the purchased option, would be accounted for under the equity method of accounting or the fair value option in accordance with Topic 825, Financial Instruments. These amendments improve current GAAP by reducing diversity in practice and increasing comparability of the accounting for these interactions. For public business entities, the amendments in this Update are effective for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2021, and interim periods within those fiscal years. Early adoption is permitted, including early adoption in an interim period, (1) for public business entities for periods for which financial statements have not yet been issued and (2) for all other entities for periods for which financial statements have not yet been made available for issuance. The amendments in this Update should be applied prospectively.  Under a prospective transition, an entity should apply the amendments at the beginning of the interim period that includes the adoption date. The Corporation is currently assessing if this update will have an impact on its consolidated financial statements, if any.

2.	Trading Securities

Proceeds from sales of trading securities during 2019 and 2018, were approximately $5,894,000 and $3,875,000, respectively. Gross gains of approximately $160,000 were realized during 2019 and gross gains and losses of approximately $36,000 and $5,000, respectively, were realized during 2018.

Santander BanCorp and Subsidiaries (A Wholly Owned Subsidiary of Santander Holding USA, Inc.) Notes to Consolidated Financial Statements December 31, 2019 and 2018

3.	Investment Securities Available for Sale

The amortized cost, gross unrealized gains and losses, fair value and weighted-average yield of investment securities available for sale by contractual maturity as of December 31, 2019 and 2018, were as follows:

	2019
	Amortized	Gross Unrealized	Gross Unrealized	Fair	Weighted- Average
(in thousands of dollars)	Cost	Gains	Losses	Value	Yield
U.S. Treasury bills/notes - within one year	$1,092,039	$1,375	$-	$1,093,414	1.85%
U.S. Treasury bills/notes - after one but within five years	707,593	1,401	167	708,827	1.71%
Mortgage-backed securities - after five years but within ten years	49,245	494	164	49,575	2.20%
Mortgage-backed securities - over ten years	339,804	714	597	339,921	2.98%
Total investment securities available for sale	$2,188,681	$3,984	$928	$2,191,737	1.99%

	2018
	Amortized	Gross Unrealized	Gross Unrealized	Fair	Weighted- Average
(in thousands of dollars)	Cost	Gains	Losses	Value	Yield
U.S. Treasury bills/notes - within one year	$296,989	$52	$321	$296,720	2.39%
U.S. Treasury bills/notes - after one but within five years	229,590	447	393	229,644	2.50%
Mortgage-backed securities - over ten years	179,592	87	3,815	175,864	2.58%
Total investment securities available for sale	$706,171	$586	$4,529	$702,228	2.47%

The average duration of mortgage-backed securities is approximately 3.3 and 3.6 years at December 31, 2019 and 2018, respectively.

The number of positions, fair value, and unrealized losses of investment securities available for sale that have been in a continuous unrealized loss position for less than twelve months and for twelve months or more as of December 31, 2019 and 2018 were as follows:

	December 31, 2019
	Less Than 12 Months			12 Months or More				Total
(in thousands)	Number of Positions	Fair Value	Unrealized Losses	Number of Positions	Fair Value	Unrealized Losses	Number of Positions	Fair Value	Unrealized Losses
U.S. Treasury bills/notes	2	$200,096	(167)				2	$200,096	$(167)
Mortgage-backed securities	6	178,103	(505)	6	60,546	(256)	12	238,649	(761)
	8	$378,199	$(672)	6	$60,546	(256)	14	$438,745	$(928)

	December 31, 2018
	Less Than 12 Months			12 Months or More				Total
(in thousands)	Number of Positions	Fair Value	Unrealized Losses	Number of Positions	Fair Value	Unrealized Losses	Number of Positions	Fair Value	Unrealized Losses
U.S. Treasury bills/notes	8	$198,851	$304	2	$74,491	$410	10	$273,342	$714
Mortgage-backed securities	1	18,539	184	16	161,178	3,631	17	179,717	3,815
	9	$217,390	$488	18	$235,669	$4,041	27	$453,059	$4,529

Santander BanCorp and Subsidiaries (A Wholly Owned Subsidiary of Santander Holding USA, Inc.) Notes to Consolidated Financial Statements December 31, 2019 and 2018

The Corporation evaluates its investment securities for other-than-temporary impairment on a quarterly basis, or earlier if other factors indicate that potential impairment exists. An impairment charge in the consolidated statements of income is recognized when the decline in the fair value of the securities below their cost basis is judged to be other-than-temporary. The Corporation considers various factors in determining whether it should recognize an impairment charge, including, but not limited to, the length of time and extent to which the fair value has been less than its cost basis, expectation of recoverability of its original investment in the securities, the financial condition of the issuers and any rating changes, the Corporation’s intent to sell, and consideration of whether it is more likely-than-not that the Corporation will be required to sell the security prior to recovery of the carrying amount of the investment.

As of December 31, 2019 and 2018, management concluded that there were no other-than- temporary impairments in its investment securities portfolio.

The unrealized losses in the Corporation’s investments in debt securities were caused by changes in market interest rates and not credit quality. All debt securities are investment grade, as rated by major rating agencies. The Corporation evaluates debt securities for other-than-temporary impairment based on any of the following triggering events: (i) the Corporation has the intent to sell the security, (ii) it is more likely than not that the Corporation will be required to sell the security before recovery, or (iii) the Corporation does not expect to recover the entire amortized cost basis of the security. Upon evaluation of these triggering events, the Corporation believes that none of such conditions were present as of December 31, 2019, because the Corporation has sufficient capital and liquidity to operate its business, it has no requirements or needs to sell such securities, and the Corporation is not subject to any contractual arrangements that would require the Corporation to sell such securities.

Contractual maturities on certain securities, including mortgage-backed securities, could differ from actual maturities since certain issuers may have the right to call or prepay these securities.

The weighted-average yield on investment securities available for sale is based on amortized cost; therefore, it does not give effect to changes in fair value.

Proceeds from sale of investment securities available for sale were approximately $253.8 million in 2019. Gross gains of approximately of $289,000 were realized in 2019. There were no sales of investment securities available for sale during 2018.

4.	Assets Pledged

As of December 31, 2019, and 2018, investment securities and loans were pledged to secure deposits of public funds and FHLB advances. The classification and carrying amount of pledged assets, which the secured parties are not permitted to sell or repledge as of December 31, 2019 and 2018, were as follows:

(in thousands)	2019	2018

Investment securities available for sale	$1,555,063	$652,480
Residential mortgage and commercial loans	1,018,507	1,194,959
	$2,573,570	$1,847,439

On December 31, 2019 and 2018, there were no pledged securities that the creditor has the right or contract to repledge.

Santander BanCorp and Subsidiaries (A Wholly Owned Subsidiary of Santander Holding USA, Inc.) Notes to Consolidated Financial Statements December 31, 2019 and 2018

5.	Loans and Allowance for Loan Losses

The Corporation’s loan portfolio as of December 31, 2019 and 2018, consists of the following:

(in thousands)	2019	2018

Commercial with mortgage guaranty	$1,185,689	$1,185,533
Commercial without mortgage guaranty	422,784	521,010
Residential mortgage	877,820	1,055,916
Consumer	166,388	177,506
Credit cards	91,962	179,951
	2,744,643	3,119,916
Unearned income and deferred fees and costs — net
Commercial banking	1,016	411
Allowance for loan losses	(67,344)	(111,039)
	$2,678,315	$3,009,288

As of December 31, 2019, the Corporation sold to an affiliate $115 million of non-performing loans which comprise $40 million of commercial and $75 of mortgage loans. No gain or loss was recorded in this transaction since the book value of assets sold approximated their fair value. Also, the Corporation sold $73 million of credit cards to an unrelated third party with a gain of approximately $4 million.

Loans individually evaluated for impairment as of December 31, 2019 and 2018, are as follows:

	2019
(in thousands)	Recorded Investment*	Unpaid Principal Balance**	Related Allowance	Average Recorded Investment

Commercial with mortgage guaranty	$44,738	$44,738	$-	$46,720
Commercial without mortgage guaranty	6,523	6,523	-	4,542
Residential mortgage	27,276	35,868	-	62,416
Subtotal impaired loans with no allowance recorded	78,537	87,129	-	113,678
Commercial with mortgage guaranty	17,191	17,191	2,824	28,196
Commercial without mortgage guaranty	1,650	1,650	185	10,489
Consumer	12,850	12,850	3,701	13,748
Residential mortgage	82,270	86,840	8,369	96,717
Subtotal impaired loans with an allowance recorded	113,961	118,531	15,079	149,150
Total loans individually evaluated for impairment	$192,498	$205,660	$15,079	$262,828

* The recorded investment includes unpaid principal balance - net of partial charge-offs.
**The unpaid principal balance is the contractual amount receivable without considering any charge-off

Santander BanCorp and Subsidiaries (A Wholly Owned Subsidiary of Santander Holding USA, Inc.) Notes to Consolidated Financial Statements December 31, 2019 and 2018

	2018
(in thousands)	Recorded Investment*	Unpaid Principal Balance**	Related Allowance	Average Recorded Investment

Commercial with mortgage guaranty	$48,702	$55,820	$-	$48,956
Commercial without mortgage guaranty	2,561	4,130	-	4,197
Residential mortgage	97,556	153,758	-	77,872
Subtotal impaired loans with no allowance recorded	148,819	213,708	-	131,025
Commercial with mortgage guaranty	39,200	45,798	3,888	43,521
Commercial without mortgage guaranty	19,328	22,458	9,223	20,247
Consumer	14,646	14,646	5,634	14,894
Residential mortgage	111,164	122,167	13,340	141,976
Subtotal impaired loans with an allowance recorded	184,338	205,069	32,085	220,638
Total loans individually evaluated for impairment	$333,157	$418,777	$32,085	$351,663

* The recorded investment includes unpaid principal balance - net of partial charge-offs.
**The unpaid principal balance is the contractual amount receivable without considering any charge-off

Impaired loans measured based on the fair value of collateral or discounted cash flows, segregated by class of loans as of December 31, 2019 and 2018, are as follows:

(in thousands)	2019	2018

Fair value of collateral
Commercial with mortgage guaranty	$46,974	$69,422
Commercial without mortgage guaranty	5,947	15,031
Residential mortgage	22,656	104,791
	75,577	189,244
Discounted cash flows
Commercial with mortgage guaranty	14,955	18,480
Commercial without mortgage guaranty	2,226	6,858
Consumer	12,850	14,646
Residential mortgage	86,890	103,929
	116,921	143,913
	$192,498	$333,157

Santander BanCorp and Subsidiaries (A Wholly Owned Subsidiary of Santander Holding USA, Inc.) Notes to Consolidated Financial Statements December 31, 2019 and 2018

Interest income recognized on impaired loans, segregated by class of loans for the years ended December 31, 2019 and 2018, are as follows:

(in thousands)	2019	2018

Commercial with mortgage guaranty	$3,523	$2,775
Commercial without mortgage guaranty	564	513
Consumer	1,429	1,739
Residential mortgage	9,361	6,526
	$14,877	$11,553

Total nonaccrual loans, segregated by class of loans as of December 31, 2019 and 2018, are as follows:

(in thousands)	2019	2018

Commercial with mortgage guaranty	$-	$49,183
Commercial without mortgage guaranty	18	15,335
Residential mortgage	4,940	111,060
Consumer	662	945
Credit cards	1,550	2,657
	$7,170	$179,180

Interest income which would have been recorded had the loans not been classified as nonaccruing were $4.9 million and $6.6 million during the years ended December 31, 2019 and 2018, respectively.

Santander BanCorp and Subsidiaries (A Wholly Owned Subsidiary of Santander Holding USA, Inc.) Notes to Consolidated Financial Statements December 31, 2019 and 2018

The Corporation’s loan portfolio composition, segregated by class of loans and by past due status, including those that are in non-performing status and those that are accruing interest but are past due 90 days or more as of December 31, 2019 and 2018, is as follows:

	2019
(in thousands)							Accruing
Category	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 Days	Total Past Due	Current	Total Recorded Investment	loan past due 90 days or more

Commercial with mortgage guaranty	$202	$370	$-	$572	$1,185,117	$1,185,689	$-
Commercial without mortgage guaranty	36	12	18	67	422,717	422,784	-
Residential mortgage	28,851	8,773	4,819	42,443	835,377	877,820	-
Consumer	1,584	842	697	3,123	163,265	166,388	35
Credit cards	724	776	1,550	3,050	88,912	91,962	-
	$31,397	$10,773	$7,084	$49,255	$2,695,388	$2,744,643	$35

	2018
(in thousands)							Accruing
	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 Days	Total Past Due	Current	Total Recorded Investment	loan past due 90 days or more

Category
Commercial with mortgage guaranty	$3,644	$712	$25,694	$30,050	$1,155,483	$1,185,533	$-
Commercial without mortgage guaranty	159	95	13,487	13,741	507,269	521,010	-
Residential mortgage	39,809	17,348	82,465	139,622	916,294	1,055,916	-
Consumer	2,013	1,274	1,045	4,332	173,174	177,506	101
Credit cards	1,704	1,519	2,657	5,880	174,071	179,951	-
	$47,329	$20,948	$125,348	$193,625	$2,926,291	$3,119,916	$101

Credit Quality Indicators
As part of the ongoing monitoring of the credit quality of the Corporation’s loan portfolio, management tracks certain credit quality indicators. The model for monitoring credit quality for commercial clients with commitments with common collateral and total exposure over $250,000, denominated by the Corporation as “nonstandardized loans,” has an analytical focus where areas must be evaluated independently. Each area of analysis is assessed for each borrower  individually, to arrive at certain weighted quantitative and qualitative factors. These factors are: (i) product/demand/market: evaluates the sector in which the company operates and analyze the company’s position within the sector; (ii) shareholder/management: evaluates shareholders’ willingness and ability to support the company (at financial, commercial, or technological levels) and management team’s experience in both the company and the sector; (iii) access to credit: evaluates the capacity of obtaining financing from the banking system and from the capital markets; (iv) profitability: evaluates the company’s capacity to generate profits in the short and long term; (v) cash flows generation: evaluates the company’s capacity to generate cash from its normal operations in order to service its debt, investments in both fixed assets and current assets, to pay taxes and to offer return on capital; and (vi) solvency: evaluates the company’s capacity to maintain, in the mid and long term, its position in the market, its liquidity, and its capacity to generate cash.

The Corporation performs a credit analysis and classifies certain loans over an internal threshold based on the commercial lending classifications described below:

Non-Adversely Classified Loans:
•
Pass – Loans classified as pass have a well-defined primary source of repayment, with no apparent risk, strong financial position, minimal operating risk, profitability, liquidity and strong capitalization.

Santander BanCorp and Subsidiaries (A Wholly Owned Subsidiary of Santander Holding USA, Inc.) Notes to Consolidated Financial Statements December 31, 2019 and 2018

•
Watch – Loans classified as watch have acceptable business credit, but borrower’s operations, cash flow or financial condition evidence more than average risk, requires above average levels of supervision and attention from Loan Officers.

•
Special Mention – Loans classified as special mention have potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the Corporation’s credit position at some future date.

Adversely Classified Loans:
•
Substandard – Loans classified as substandard are deemed to be inadequately protected by the current net worth and payment capacity of the obligor or of the collateral pledged, if any. Loans classified as such have well-defined weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

•
Doubtful – Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the additional characteristic that the weaknesses make the collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

•
Loss – Uncollectible and of such little value that continuance as a bankable asset is not warranted. This classification does not mean that the asset has absolutely no recovery or salvage value, but rather it is not practical or desirable to defer writing off this asset even though partial recovery may be effected in the future.

Standardized borrowers with commercial loans under $250,000 and nonstandardized above $250,000 receive a portfolio classification of Pass at the inception of the loan. During the life of the loan, review and classification of the loan to Pass, Watch, Special Mention, Substandard, Doubtful or Loss are determined based upon loan delinquencies, days past due and collateral. Commercial loans with less than 90 days past due are classified as Pass and if 90-179 days past due are classified as substandard. When these loans are 180 days past due, they are classified as loss  and charged off.

Santander BanCorp and Subsidiaries (A Wholly Owned Subsidiary of Santander Holding USA, Inc.) Notes to Consolidated Financial Statements December 31, 2019 and 2018

Standardized loans as of December 31, 2019 and 2018, are classified as follows:

(in thousands)

Standardized commercial with mortgage guaranty	2019	2018

Pass	$58,090	$59,947
Special Mention	232	-
Watch List	134	21
Substandard	284	12,864
Doubtful	-	-
Loss	-	-
	$58,740	$72,832

(in thousands)	2019	2018

Standardized commercial without mortgage guaranty
Pass	$30,250	$32,157
Special Mention	-	-
Watch List	1	426
Substandard	140	1,594
Doubtful	-	-
Loss	-	-
	$30,391	$34,177

Nonstandardized loans as of December 31, 2019 and 2018, are classified as follows:

(in thousands)	2019	2018

Nonstandardized commercial with mortgage guaranty
Pass	$655,604	$561,342
Special Mention	74,603	133,023
Watch List	285,393	270,198
Substandard	111,349	148,138
Doubtful	-	-
Loss	-	-
	$1,126,949	$1,112,701

(in thousands)	2019	2018

Nonstandardized commercial without mortgage guaranty
Pass	$158,127	$125,449
Special Mention	67,187	46,267
Watch List	159,162	288,442
Substandard	7,917	26,675
Doubtful	-	-
Loss	-	-
	$392,393	$486,833

The consumer and residential loan portfolio credit risk categories are defined as performing and nonperforming in accordance with its days past due. Those loans with less than 90 days past due and accruing are classified as performing, while those loans with 90 days past due or more and/or in nonaccrual, regardless of days past due, are classified as nonperforming.

Santander BanCorp and Subsidiaries (A Wholly Owned Subsidiary of Santander Holding USA, Inc.) Notes to Consolidated Financial Statements December 31, 2019 and 2018

Consumer loans based on its credit risk categories as of December 31, 2019 and 2018, are as follows:

(in thousands)	2019	2018

Consumer
Performing	$165,691	$176,461
Nonperforming	697	1,045
	$166,388	$177,506

(in thousands)	2019	2018

Credit cards
Performing	$90,412	$177,294
Nonperforming	1,550	2,657
	$91,962	$179,951

Residential mortgage loan portfolio based on its credit risk categories as of December 31, 2019 and 2018, are as follows:

(in thousands)	2019	2018

Residential mortgage loans
Performing	$872,880	$944,854
Nonperforming	4,940	111,062
	$877,820	$1,055,916

The Corporation restructures certain loans, principally, through a modification program to accommodate the borrowers payments based on a new loan term structure.The following tables present, by type, quantitative information of modification for those loans modified as a TDR during the years ended December 31, 2019 and 2018:

(dollars in thousands)	2019
Category	Loan Count	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment	Increase (decrease) in the allowance for for loan losses
Commercial with mortgage guaranty	23	$10,202	$10,167	$(83)
Commercial without mortgage guaranty	4	270	270	4
Consumer	205	2,538	2,572	552
Residential mortgage	43	5,582	5,751	(52)
	275	$18,592	$18,760	$421

Santander BanCorp and Subsidiaries (A Wholly Owned Subsidiary of Santander Holding USA, Inc.) Notes to Consolidated Financial Statements December 31, 2019 and 2018

			Combination of change in interest
Category	Reduction in interest rate	Extension of maturity date	rate and extension of maturity date	Other	Total
Commercial with mortgage guaranty	3	4	14	2	23
Commercial without mortgage guaranty	-	1	2	1	4
Consumer	8	76	121	-	205
Residential mortgage	-	10	8	25	43
	11	91	145	28	275

(dollars in thousands)	2018
Category	Loan Count	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment	Increase (decrease) in the allowance for for loan losses
Commercial with mortgage guaranty	45	$18,376	$17,352	$(124)
Commercial without mortgage guaranty	19	3,367	2,969	24
Consumer	287	3,972	3,968	568
Residential mortgage	51	7,006	7,044	197
	402	$32,721	$31,333	$665

			Combination of change in interest
Category	Reduction in interest rate	Extension of maturity date	rate and extension of maturity date	Other	Total
Commercial with mortgage guaranty	6	1	24	14	45
Commercial without mortgage guaranty	2	1	12	4	19
Consumer	-	122	162	3	287
Residential mortgage	-	9	11	31	51
	8	133	209	52	402

Santander BanCorp and Subsidiaries (A Wholly Owned Subsidiary of Santander Holding USA, Inc.) Notes to Consolidated Financial Statements December 31, 2019 and 2018

The following tables present by class, TDRs that were subject to payment default and that had been modified as a TDR during the twelve months preceding the default date. Payment default is defined as a restructured loan becoming 90 days past due after being modified. The recorded investment as of December 31, 2019 and 2018 is inclusive of all partial paydowns and charge-offs since modification date. Loans modified as a TDR that were fully paid down, charged-off or foreclosed upon by period end are not reported.

(dollars in thousands)	2019		2018
Category	Loan Count	Recorded Investment as of First Default Date	Loan Count	Recorded Investment as of First Default Date

Commercial with mortgage guaranty	-	$-	40	$16,520
Commercial without mortgage guaranty	1	157	5	281
Consumer	8	248	69	783
Residential	2	75	40	5,717
	11	$480	154	$23,301

The recorded investment of TDRs as of December 31, 2019 and 2018 is summarized as follows:

	2019
(in thousands)	Current	30-59 Days Past Due	60-89 Days Past Due	Non accrual	Total Recorded Investment	Valuation Allowance
Category
Commercial	$44,587	$-	$-	$-	$44,587	$2,932
Residential mortgage	94,452	8,586	2,353	697	106,088	8,382
Consumer	11,718	597	294	241	12,850	3,701
Credit cards	14	-	-	1	15	-
	$150,771	$9,183	$2,647	$939	$163,540	$15,015

	2018
(in thousands)	Current	30-59 Days Past Due	60-89 Days Past Due	Non accrual	Total Recorded Investment	Valuation Allowance
Category
Commercial	$37,611	$-	$95	$36,876	$74,582	$3,931
Residential mortgage	88,626	9,634	3,316	56,877	158,453	12,086
Consumer	12,904	805	629	308	14,646	5,633
Credit cards	22	-	-	-	22	4
	$139,163	$10,439	$4,040	$94,061	$247,703	$21,654

Santander BanCorp and Subsidiaries (A Wholly Owned Subsidiary of Santander Holding USA, Inc.) Notes to Consolidated Financial Statements December 31, 2019 and 2018

The allowance for loan losses by portfolio segment for the years ended December 31, 2019 and 2018, is detailed in the following table. Allocation of a portion of the allowance to one category of loans does not preclude its availability to absorb losses in other categories.

	2019
(in thousands)	Commercial With Mortgage Guaranty	Commercial Without Mortgage Guaranty	Consumer	Credit Cards	Residential Mortgage	Total

Allowance for Loan Losses
Beginning balances	$17,729	$33,591	$12,957	$13,088	$33,674	$111,039
Charge offs	(3,587)	(5,171)	(8,454)	(9,688)	(14,693)	(41,593)
Recoveries	486	1,968	583	268	2,501	5,806
Provision	(2,630)	(8,107)	5,023	2,555	(4,749)	(7,908)
Balances at end of period	$11,998	$22,281	$10,109	$6,223	$16,733	$67,344
Allowance for loans individually evaluated for impairment	$2,824	$185	$3,701	$-	$8,369	$15,079
Allowance for loans collectively evaluated for impairment	$9,174	$22,096	$6,408	$6,223	$8,364	$52,265
Loans
Ending balances	$1,185,689	$422,784	$166,388	$91,962	$877,820	$2,744,643
Ending balances individually evaluated for impairment	$61,929	$8,173	$12,850	$-	$109,546	$192,498
Ending balances collectively evaluated for impairment	$1,123,760	$414,611	$153,538	$91,962	$768,274	$2,552,145

	2018
	Commercial With Mortgage Guaranty	Commercial Without Mortgage Guaranty	Consumer	Credit Cards	Residential Mortgage	Qualitative Adjustment	Total
(in thousands)
Allowance for Loan Losses
Beginning balances	$18,952	$12,393	$15,062	$13,621	$31,658	$42,023	$133,709
Charge offs	(3,499)	(3,765)	(10,286)	(13,288)	(21,907)	-	(52,745)
Recoveries	1,977	468	739	734	2,257	-	6,175
Provision	299	24,495	7,442	12,021	21,666	(42,023)	23,900
Balances at end of period	$17,729	$33,591	$12,957	$13,088	$33,674	$-	$111,039
Allowance for loans individually evaluated for impairment	$3,093	$9,223	$5,634	$-	$13,340	$-	$31,290
Allowance for loans collectively evaluated for impairment	$14,636	$24,368	$7,323	$13,088	$20,334	$-	$79,749
Loans
Ending balances	$1,185,533	$521,010	$177,506	$179,951	$1,055,916	$-	$3,119,916
Ending balances individually evaluated for impairment	$87,902	$21,889	$14,646	$-	$208,720	$-	$333,157
Ending balances collectively evaluated for impairment	$1,097,631	$499,121	$162,860	$179,951	$847,196	$-	$2,786,759

Santander BanCorp and Subsidiaries (A Wholly Owned Subsidiary of Santander Holding USA, Inc.) Notes to Consolidated Financial Statements December 31, 2019 and 2018

6.	Premises and Equipment

The Corporation’s premises and equipment as of December 31, 2019 and 2018, were as follows:

(in thousands)	Useful Life in Years	2019	2018
Land		$977	$977
Buildings	30	3,122	2,957
Equipment	3–10	26,409	23,777
Leasehold improvements	Various	24,262	22,287
Total premises and equipment		54,770	49,998
Accumulated depreciation and amortization		(40,466)	(35,495)
Premises and equipment – net		$14,304	$14,503

Depreciation and amortization of premises and equipment for the years ended December 31, 2019 and 2018, were approximately $4 million and $4.7 million, respectively.

As of December 31, 2019, the Corporation owned four facilities, which consisted of two branches and two parking lots. The Corporation occupies twenty-two leased branch premises while warehouse space is rented in one location, in addition, office spaces are rented at Torre Santander building in Hato Rey, Puerto Rico; at the GAM Tower Galeria San Patricio Building, in Guaynabo, Puerto Rico; and at the operational center in Hato Rey, Puerto Rico. The Corporation’s management believes that each of its facilities is well maintained and suitable for its purpose.

7.	Real Estate Held for Sale

The Corporation owns certain real estate properties held for sale, which are carried at the lower of cost or fair value, less estimated selling cost. The Corporation classified real estate properties for the purpose of selling them in the near term. At December 31, 2019 and 2018, the Corporation’s real estate held for sale was $1.1 million and $1.8 million, respectively. At December 31, 2019 and 2018, the Corporation had seven and ten properties, respectively, classified as held for sale.

The properties are subject to annual valuation process resulting in an unfavorable valuation adjustment of $22,000 and $652,000 for the years ended December 31, 2019 and 2018, respectively. Both effects are presented as part of other operating expenses, in the consolidated statements of income.

In addition, during 2019, the Corporation sold three propertIes with a gain of approximately $129,000. During 2018, the Corporation sold one property with a gain of approximately $162,000.

Santander BanCorp and Subsidiaries (A Wholly Owned Subsidiary of Santander Holding USA, Inc.) Notes to Consolidated Financial Statements December 31, 2019 and 2018

8.	Mortgage Servicing Rights

The Corporation has mortgage servicing rights as of December 31, 2019 and 2018, as follows:

(in thousands)	2019	2018
Gross balances at the beginning of the year	$27,752	$27,655
Additions	143	97
Gross balances at year end	27,895	27,752
Accumulated amortization balances at the beginning of the year	(25,291)	(24,451)
Additions	(777)	(840)
Accumulated amortization balances at year end	(26,068)	(25,291)
Balances at end of the year	$1,828	$2,461

MSRs arise from the right to service mortgages sold and have an estimated useful life of eight years. Amortization of the asset for the years ended December 31, 2019 and 2018 were approximately $777,000 and $840,000, respectively.

The estimated amortization expense of this asset for each of the next five years and thereafter as of December 31, 2019, is as follows:

(in thousands)

Year Ending December 31	Amount
2020	$599
2021	448
2022	321
2023	229
2024	139
Thereafter	92
$1,828

9.	Foreclosed Real Estate

The Corporation acquires real estate through foreclosure proceedings or borrower conveys to the Corporation to fully or partially satisfy a debt previously contracted. Legal fees and other direct  cost related to a foreclosure are expensed as incurred. In connection with the Agreement, the Corporation sold the outstanding balance at year end amounting to $30.1 million at fair value to an affiliate (which approximated book value). The Corporation will not have any continuing involvement in the sold assets, nor any rights to the future cash flows of the OREO. As of December 31, 2018, the Bank had OREO amounting to $54 million. The activity of OREO for the years ended December 31, 2019 and 2018, is as follows:

Santander BanCorp and Subsidiaries (A Wholly Owned Subsidiary of Santander Holding USA, Inc.) Notes to Consolidated Financial Statements December 31, 2019 and 2018

(in thousands)	2019	2018

Balances at beginning of the year	$54,035	$71,456
Additions	16,651	16,816
Sales	(61,952)	(26,019)
Valuation adjustments	(8,734)	(8,218)
Balances at the end of the year	$-	$54,035

After the acquisition and thereafter on an annual basis, each OREO is appraised or evaluated to provide an estimate of the property’s fair market value. The Corporation recognized $8.7 million and $8.2 million for the years ended December 31, 2019 and 2018, respectively, of valuation adjustments in the results of operations.

10.	Other Assets

Other assets as of December 31, 2019 and 2018, consist of the following:

(in thousands)	2019	2018

Deferred tax assets – net (Note 16)	$56,975	$99,657
Operating leases - Right of use assets	52,551	-
Accounts receivable – net	7,944	7,874
Software – net	4,364	4,796
Prepaid expenses	10,324	7,665
Customers’ liabilities on acceptances	68	70
Derivative assets (Note 21)	1,392	1,239
Other	1,525	3,888
	$135,144	$125,189

Amortization of software assets for the years ended December 31, 2019 and 2018, was approximately $1.9 million and $5.3 million, respectively.

Operating Leases – Right of use assets

The Corporation has operating leases for real estate and non-real estate assets. Real estate leases relate to office space and retail branches. Operating leases, other than real estate, include automated teller machines ("ATMs"), vehicles and certain equipment leases.

Leases with an initial term of 12 months or less are excluded from the operating leases assets. The Corporation recognizes lease expense for these leases on a straight-line basis over the lease term. Some lease payments may vary based on the changes in the consumer price index. The Corporation generally uses the contractual lease terms to allocate lease and non-lease components. Real estate leases may include one or more options to renew, with renewal terms that can extend the lease term from one to five years or more at the Corporation’s sole discretion. The Corporation includes a renewal option period in the lease term if it is reasonably certain that it will exercise such option. The Corporation uses the Federal Home Loan Bank facility rate for purposes of discounting lease payments since this is the only borrowing capacity that the Corporation has and there were no borrowings outstanding as of December 31, 2019. The amortization term of assets and leasehold improvements is limited by the expected lease term. ROU assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. Operating lease ROU assets and lease liabilities are recognized based on the present value of lease payments over the lease term, using incremental borrowing rates.

Santander BanCorp and Subsidiaries (A Wholly Owned Subsidiary of Santander Holding USA, Inc.) Notes to Consolidated Financial Statements December 31, 2019 and 2018

At December 31, 2019, operating lease ROU assets were $52.6 million and operating lease liabilities were $51.7 million, presented as part of the other assets and other liabilities financial statements line items, in the consolidated balance sheet, respectively. The operating lease expenses were $7.7 million and sublease income was $426,000 for the year ended December 31, 2019. The maturities of the lease liabilities as of December 31, 2019 are as follows:

(in thousands)

Maturity of lease liabilities at December 31, 2019	Amount
2020	$253
2021	374
2022	881
2023	3,147
2024	4,322
Thereafter	51,594
Total undiscounted cash flows	60,571
Less: Interest	(8,908)
Present value of lease liabilities	$51,663

The operating cash flows for operating leases amounted to $8.9 million for the year ended December 31, 2019. The right of use assets obtained in exchange for the lease obligation amounted to $52.6 million.The weighted average discount rate of the operating leases is approximately 3.5% and the weighted average remaining lease term is 10.3 years as of December 31, 2019.

11.	Deposits

As of December 31, 2019, and 2018, interest-bearing deposits, including time deposits, amounted to $3.8 billion and $3 billion, respectively. As of December 31, 2019, and 2018, time deposits amounted to approximately $376 million and $374 million, respectively, of which approximately $153 million and $236 million, respectively, mature after one year.

Santander BanCorp and Subsidiaries (A Wholly Owned Subsidiary of Santander Holding USA, Inc.) Notes to Consolidated Financial Statements December 31, 2019 and 2018

The detail of deposits and interest expense as of and for the years ended December 31, 2019 and 2018, were as follows:

	2019		2018
(in thousands)	Carrying Amount	Interest Expense	Carrying Amount	Interest Expense

Noninterest-bearing	$854,948	$-	$951,172	$-
Interest-bearing
Savings and demand	1,212,350	6,335	1,288,821	6,066
NOW and other	2,241,517	24,911	1,362,750	8,828
Total savings and demand deposits	3,453,867	31,246	2,651,571	14,894
Certificates of deposit
Under $100,000	59,743	1,006	63,880	762
$100,000 and over	316,608	5,146	310,037	4,303
Total certificates of deposit	376,351	6,152	373,917	5,065
	$4,685,166	$37,398	$3,976,660	$19,959

The aggregate amount of overdraft in the deposit accounts that were reclassified to loans amounted to $969,000 and $826,000 as of December 31, 2019 and 2018, respectively.

Total deposits collateralized by investment securities and loans amounted to $1.9 billion and $807 million as of December 31, 2019 and 2018, respectively.

Maturities of time deposits for the next five years and thereafter as of December 31, 2019, are as follows:

(in thousands)	Amount

Year Ending December 31
2020	$223,648
2021	89,022
2022	32,024
2023	16,029
2024	12,800
Thereafter	2,828
$376,351

12.	FHLB Advances

As of December 31, 2019 and 2018, no advances from FHLB are outstanding. The Corporation had $797 million and $839 million in loans pledged as collateral for FHLB advances as of December 31, 2019 and 2018, respectively.

FHLB advances amounted to $300 million at 2.66% with a maturity of one week during 2019 and $1.1 million at 2.45% with a maturity of one week during 2018. The Corporation maintained a borrowing capacity of $648 million and $667 million as of December 31, 2019 and 2018, respectively.

Santander BanCorp and Subsidiaries (A Wholly Owned Subsidiary of Santander Holding USA, Inc.) Notes to Consolidated Financial Statements December 31, 2019 and 2018

13.	Reserve Fund

The Banking Law of Puerto Rico requires that a reserve fund be created and that annual transfers of at least 10% of the Corporation’s annual net income be made, until such fund equals 100% of total paid-in capital, on common and preferred stock. Such transfers restrict the retained earnings, which would otherwise be available for dividends. As of December 31, 2019 and 2018, the reserve fund amounted to approximately $182.0 million and $175.4 million, respectively.

14.	Preferred and Common Stock Transactions

There were no noncumulative preferred stock issued and outstanding as of December 31, 2019 and 2018.

During September 2019, the Corporation declared and paid a cash dividend on common stock to its parent amounting to $1.3 million.The Corporation did not declare cash dividends on common stock for the year ended December 31, 2018.

15.	Other Comprehensive (Loss) Income

The components of other comprehensive income (loss) and the related tax effects were:

(in thousands)	2019	2018

Unrealized holding income (loss) on investment securities available for sale – before tax	$6,999	$(2,808)
Tax effect	(1,680)	492
	5,319	(2,316)
Gain adjustment of pension and post retirement benefits plans – before tax	2,144	2,618
Tax effect	(804)	(1,743)
	1,340	875
Total other comprehensive income (loss) – net of tax	$6,659	$(1,441)

16.	Income Taxes

The Corporation is subject to Puerto Rico regular tax or the alternative minimum tax (“AMT”), whichever is higher. The maximum statutory regular corporate tax rate that the Corporation is subject to under the Puerto Rico tax code is 37.5%. The effective tax rate is lower than the statutory rate primarily because interest on certain tax on certain debt securities is exempt from Puerto Rico income taxes. Non-taxable income is comprised of interest income from US Treasuries securities and amounted to $32.2 million and $7.1 million for the year ended December 31, 2019 and 2018, respectively, and interest income from municipal and public agency loans which amounted to $15.9 million and $16.9 million for the year ended December 31, 2019 and 2018, respectively.

On December 10, 2018, the Governor of Puerto Rico signed Act 257-2018 which includes, among the most significant changes to the Puerto Rico Internal Revenue Code, (i) a decrease in the corporate tax rate from 39% to 37.5%, effective for taxable years beginning after December 31, 2018, (ii) decrease from $500 to $25 on the amount paid or credited as interest subject to withholding, (iii) increase limit on the deduction of net operating losses to 90%, (iv) increase in the withholding rate on payments on account of services rendered from 7% to 10%, (v) exemption of business to business retention to entities with business volume over $200,000.

Santander BanCorp and Subsidiaries (A Wholly Owned Subsidiary of Santander Holding USA, Inc.) Notes to Consolidated Financial Statements December 31, 2019 and 2018

The Corporation is also subject to federal income tax on its U.S. source income related to investment in FHLB stock.

Under the Puerto Rico Income Tax Law, the Corporation and its subsidiaries are treated as separate taxable entities and are not entitled to file consolidated tax returns.

The Corporation measures deferred tax assets and liabilities using the enacted tax rates expected to apply to taxable income in the periods in which the deferred tax asset or liability are expected to be settled or realized. As a result of the change in the statutory corporate tax rate, the Corporation recorded an adjustment of approximately $3.6 million decreasing existing net deferred tax assets during the year ended December 31, 2018.

The components of the income tax expense for the years ended December 31, 2019 and 2018, were as follows :

(in thousands)	2019	2018

Current tax provision	$1,344	$10,812
Deferred tax provision	38,463	16,884
Income tax expense	$39,807	$27,696

The income taxes expense does not bear a direct relationship to income before income taxes by applying the statutory tax rate in Puerto Rico mainly due to exempt interest income and related interest expense disallowance. The difference between the income tax expense and the computed using the statutory rate is due to the following:

	2019		2018
	Amount	Rate	Amount	Rate

Income tax at statutory rate	$42,543	37.5%	$34,845	37.5%
Benefits of net tax exempt imcome	(13,238)	-11.7%	(8,210)	-8.8%
Net operating loss	13,838	12.2%	(1,056)	-1.1%
Uncertain income tax positions	(2,335)	-2.1%	(3,437)	-3.7%
Adjustment to deferred tax due to change in tax rate	-	0.0%	4,070	4.4%
Other	(1,001)	-0.8%	1,484	1.5%
Income tax expense	$39,807	35.1%	$27,696	29.8%

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. These are presented within the other assets financial statement line item in the consolidated balance sheets. Significant components of the Corporation’s deferred tax assets and liabilities as of December 31, 2019 and 2018, were as follows:

Santander BanCorp and Subsidiaries (A Wholly Owned Subsidiary of Santander Holding USA, Inc.) Notes to Consolidated Financial Statements December 31, 2019 and 2018

(in thousands)	2019	2018 (1)

Deferred tax assets
Allowance for loan losses	$29,049	$56,238
Valuation of mortgage loans	1,073	1,205
Deferred gain on sale of properties	-	1,740
Postretirement and pension benefits	13,562	14,366
Reserve for insurance cancellations	203	233
Alternative minimum tax	7,623	623
Reserve for repossessed assets	-	13,774
Net operating losses	15,188	12,342
Tax credits	4,631	6,631
Capital losses	21,780	21,780
Intangible assets	34,970	38,856
Right of use lease liability	19,033	-
Other	2,210	4,150
	149,322	171,938
Deferred tax liabilities
Net deferred loan origination costs	397	168
Right of use lease liability	19,569	-
Mortgage servicing rights and other	808	1,038
	20,774	1,206
Valuation allowance	(71,573)	(71,075)
Deferred tax assets – net	$56,975	$99,657

(1) The 2018 amounts have been revised to include a deferred tax asset of $38.9 million and its 100% valuation allowance associated to an intangible asset of $103.6 million. This intangible asset represents the unamortized amount of the excess of the purchase price paid by the original Parent of SAM, which was previously reported as a permanent difference.

In assessing the realization of deferred tax assets, the Corporation considers whether it is more likely than not that some portion or of all the deferred tax assets will not be realized. The Corporation considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. The Corporation uses all available evidence, both positive and negative, to assess future profitability and determine if a tax valuation allowance is needed at the end of each accounting period. Since there is more positive evidence, the Corporation concluded that it is more likely than not that the Corporation will realize the benefits of the deferred assets and concluded that the valuation allowance is only necessary for the capital loss recognized on the sale of a subsidiary, sale of investment securities and net operating loss. At December 31, 2019 and 2018, the Corporation had a valuation allowances of $71.5 million and $71.0 million, respectively, mainly related to the deferred tax assets of capital loss realized on the transfer of SSLLC for tax purposes amounting to $21.8 million, unamortized intangible assets associated with the transfer of equity interest in SAM to the Corporation amounting to $38.9 million, $13.7 million associated with an accumulated net operating loss and $767,000 associated to capital loss on the sale of mortgage backed securities. The Corporation may only deduct capital loss against capital gains limited to 80% up to December 31, 2018 and 90% for taxable years beginning January 1, 2019 of net capital gain. Based on the remote probability of a recognition of a capital gain, the Corporation decided to recognize a valuation allowance by the same amount of the aforementioned losses.

Santander BanCorp and Subsidiaries (A Wholly Owned Subsidiary of Santander Holding USA, Inc.) Notes to Consolidated Financial Statements December 31, 2019 and 2018

The Corporation accounts for uncertain tax positions under the provisions of FASB ASC Topic 740. A reconciliation of beginning and ending amount of the accrual for uncertain income tax positions, including interest and penalties, for the years ended were as follows:

(in thousands)	2019	2018

Balances at beginning of the year	$5,420	$9,573
Gross increase for tax positions of prior year	392	383
Gross decrease for tax positions of prior year	-	(118)
Gross increase for tax positions of current year	270	145
Releases of contingencies	(2,905)	(4,563)
Balances at the end of the year	$3,177	$5,420

The Corporation’s policy is to report interest and penalties related to unrecognized tax benefits in income tax expense. For the years ended December 31, 2019 and 2018, the Corporation recognized an expense of $270,000 and $380,000 of interest and penalties, respectively, for uncertain tax positions. As of December 31, 2019 and 2018, the related accrued interest and penalties amounted to approximately $1.1 million  and  $2.2 million,  respectively.  As  of  December 31, 2019 and 2018, the Corporation had $3.8 million and $4.8 million of unrecognized tax benefits which, if recognized, would decrease the effective income tax rate in future periods.

The amount of unrecognized tax benefits may increase or decrease in the future for various reasons, including adding amounts for current tax year positions, expiration of open income tax returns due to the statute of limitations, changes in management’s judgment about the level of uncertainty, status of examinations, litigation and legislative activity, and the addition or elimination of uncertain tax positions. As of December 31, 2019, the taxable years 2015 and thereafter remain subject to examination by the Puerto Rico tax authorities and taxable years 2016 and thereafter remain subject to examination by the federal jurisdiction.

The amounts and expiration dates of operating loss carryforwards deferred tax assets for tax purposes are as follows:

(in thousands)

Year Ending December 31,
2024	$1,469
2025	1,530
2026	2,246
2027	2,646
2028	2,821
2029	4,476
$15,188

17.	Contingencies and Commitments

The nature of the Corporation’s business will ordinarily result in a certain number of claims, litigation, and legal and administrative cases and proceedings. When the Corporation determines that it has suitable defenses to the claims asserted, it will vigorously defend itself. Settlement will be considered when, in management’s judgment, is in the best interest of the Corporation. For matters where it is probable that the Corporation will incur a material loss and the amount can be reasonably estimated, the Corporation will establish an accrual for the loss, adjusted, as appropriate, to reflect any relevant developments. For matters where a material loss is not probable, or the amount of the loss cannot be reasonably estimated, no accrual is established.

Santander BanCorp and Subsidiaries (A Wholly Owned Subsidiary of Santander Holding USA, Inc.) Notes to Consolidated Financial Statements December 31, 2019 and 2018

While the outcome of the legal proceedings is inherently uncertain, based on information available and advise of legal counsel, management believes that the amounts already accrued is adequate, and any incremental liability arising from legal preceding will not have a material adverse effect on the financial position, results of operations or cash flows of the Corporation.

Below is a description of the Bank’s significant legal proceedings:

In September 2016, a shareholder derivative action and class action complaint was filed in the Court of First Instance of the Commonwealth of Puerto Rico (now moved to the Federal District Court of the District in Puerto Rico) against Banco Santander S.A., Santander BanCorp, Banco Santander Puerto Rico, Santander Securities LLC, Santander Asset Management and several directors, alleging breaches of fiduciary duty, breach of contract, and breaches of the duty of good faith. This class action complaint was dismissed during the year 2018. In November 2017, a second class action was filed asserting federal securities and common law claims and allegation similar to the first class action. In March 2019, plaintiffs filed a third amended complaint, designated as an operative complaint. In September 2019, the defendants filed a new motion to dismiss.

In December 2016, a legal complaint was filed against Banco Santander Puerto Rico alleging violations to the Civil Right Act, Fair Housing Act, Equal Credit Opportunity Act and others.

In June 2017, a class action was filed against Banco Santander Puerto Rico and other co- defendants, alleging breaches of fiduciary duty, breach of contract, and breaches of the duty of good faith over collateral assigned to certain credits extended. A second class action related to mortgage products against Banco Santander Puerto Rico and Santander Financial Services was filed in January 2018 asserting a violation of certain federal regulations covering extensions of credits.

In January 2018, a class action was filed against Banco Santander Puerto Rico and Santander Insurance asserting that an insurance hazard policy was not offered and this purported failure was in violation of the alleged duty of the PR insurance code and regulations. This class action complaint was dismissed during the year 2019.

In March 2018, a legal complaint was filed against Banco Santander Puerto Rico and other defendants asserting a violation of certain federal regulations covering extensions of credits.

While these actions are at an early stage of litigation and the outcomes are currently not determinable, management, based on the advice of the legal counsel, does not expect that the ultimate outcomes of these matters will have a material adverse effect on the Corporation’s consolidated financial position, result of operations or cash flows.

The Corporation leases certain operating facilities under noncancelable operating leases, including leases with related parties, and has other agreements expiring at various dates through 2027.  Rent expense charged to operations related to these leases was approximately $9.8 million and $8 million for 2019 and 2018.

Santander BanCorp and Subsidiaries (A Wholly Owned Subsidiary of Santander Holding USA, Inc.) Notes to Consolidated Financial Statements December 31, 2019 and 2018

The minimum unexpired commitments for leases and other commitments as of December 31, 2018, are as follows:

		Other
(in thousands)	Leases	Commitments*	Total

Year
2019	$9,366	$17,540	$26,906
2020	8,781	59	8,840
2021	8,165	34	8,199
2022	8,054	32	8,086
2023	7,918	26	7,944
Thereafter	3,687	-	3,687
	$45,971	$17,691	$63,662

* Includes technology support agreements and ATM’s rental agreements.

The minimum unexpired commitments other than leases as of December 31, 2019, are as follows:

Other
(in thousands)	Commitments*

Year
2020	$19,802
2021	32
2022	32
2023	26
2024	-
Thereafter	-
$19,892

* Includes technology support agreement.

18.	Employee Benefit Plans

Pension Plan
The Corporation maintains two inactive qualified noncontributory defined benefit pension plans (including a complementary post-retirements benefits plan covering medical benefits and life insurance after retirement). One plan covers substantially all active employees of the Corporation (the “Corporation’s Plan”) before January 1, 2007, while the other plan was assumed in connection with the 1996 acquisition of Banco Central Hispano de Puerto Rico (the “BCH Plan”). Both plans use a December 31 measurement date.

The Corporation requires recognition of a plan’s overfunded and underfunded status as an asset or liability with an offsetting adjustment to accumulated other comprehensive loss (AOCL) pursuant to the FASB ASC Topic 715, Compensation-Retirement Benefits. Actuarial gains or losses, prior- service costs, and transition assets or obligations are recognized as components of net periodic benefit costs.

Amounts included in AOCL (pretax) as of December 31, 2019, were as follows:

(in thousands)	Pension Plans	Postretirement Benefit Plans	Total

Net accumulated loss (gain)	$46,066	$(91)	$45,975

Santander BanCorp and Subsidiaries (A Wholly Owned Subsidiary of Santander Holding USA, Inc.) Notes to Consolidated Financial Statements December 31, 2019 and 2018

The amounts in AOCL that are expected to be recognized as components of net periodic benefit cost during 2020 are as follows:

(in thousands)	Pension Plans	Postretirement Benefit Plans	Total

Amortization of net actuarial loss	$1,493	$-	$1,493

The funded status of the Corporation’s Plan as of December 31, 2019 and 2018, based on the actuarial assumptions described below, were as follows:

(in thousands)	2019	2018

Changes in projected benefit obligation
Projected benefit obligation at the beginning of the year	$57,682	$63,485
Interest cost	2,459	2,295
Actuarial loss (gain)	6,542	(4,995)
Benefits paid	(3,001)	(3,103)
Projected benefit obligation at the end of the year	63,682	57,682
Changes in plan assets
Fair value of plan assets at the beginning of the year	50,773	54,430
Actual return on plan assets	10,048	(554)
Benefits paid	(3,001)	(3,103)
Fair value of plan assets at the end of the year	57,820	50,773
Net benefit obligation	$(5,862)	$(6,909)
Components of accumulated other comprehensive loss
Net actuarial loss	$24,714	$25,761
Net benefit obligation	$(5,862)	$(6,909)
Projected benefit obligation	$63,682	$57,682
Accumulated benefit obligation	63,682	57,682
Fair value of plan assets	57,820	50,773

Effective January 1, 2007, the benefits in this plan were frozen. For years ended December 31, 2019 and 2018, the pension costs for the Corporation’s Plan included the following components:

(in thousands)	2019	2018

Interest cost	$2,459	$2,295
Expected return on plan assets	(3,200)	(3,443)
Net loss amortization	741	754
Net periodic pension benefit	$-	$(394)

Santander BanCorp and Subsidiaries (A Wholly Owned Subsidiary of Santander Holding USA, Inc.) Notes to Consolidated Financial Statements December 31, 2019 and 2018

The net periodic pension cost is included as part of the salaries and employee benefits in the consolidated statements of income.

Assumptions used to determine benefit obligation for the Corporation’s Plan as of December 31, 2019 and 2018, included the following:

	2019	2018

Discount rate	3.33%	4.38%
Rate of compensation increase	N/A	N/A

The following table presents the changes in plan assets and benefit obligation recognized in AOCL of the Corporation’s Plan as of December 31, 2019 and 2018:

(in thousands)	2019	2018

Accumulated other comprehensive loss at beginning of the year	$25,761	$27,512
Net gain	(306)	(997)
Amortization of net loss	(741)	(754)
Total decrease in other comprehensive loss	(1,047)	(1,751)
Accumulated other comprehensive loss at end of the year	$24,714	$25,761

Assumptions used to determine net periodic pension cost for the Corporation’s Plan for the years ended December 31, 2019 and 2018, included the following:

	2019	2018

Discount rate	4.38%	3.70%
Rate of compensation increase	N/A	N/A
Expected return on plan assets	6.50%	6.50%

In developing the expected long-term rate of return assumption, the Corporation evaluated input from a consultant and the Corporation’s long-term inflation assumptions and interest rate scenarios. Projected returns by this consultant are based on the same asset categories as the  plan using well-known broad indexes. Expected returns are based by historical returns with adjustments to reflect a more realistic future return. Adjustments are done by categories, taking  into consideration current and future market conditions. The Corporation also considered historical returns on its plan assets. The Corporation anticipates that the Plan’s portfolio will generate annual long-term rate of returns of at least 6.5%. During 2018, the Corporation revised and approved a new investment policy statement for the Corporation’s Plan. The policy reflects a revised investment strategy, introducing: (i) liability hedging assets to reduce funded status risk, (ii) diversified return seeking assets to reduce equity risk, (iii) and establish different glidepaths specific for each plan to systematically reduce risk as funded status improves.

Santander BanCorp and Subsidiaries (A Wholly Owned Subsidiary of Santander Holding USA, Inc.) Notes to Consolidated Financial Statements December 31, 2019 and 2018

The Corporation’s Plan asset allocations as of December 31, 2019 and 2018, by asset category are as follows:

	2019	2018

Asset category
Equity securities	0%	0%
Debt securities	0%	0%
Investment in funds	99%	99%
Other	1%	1%
	100%	100%

The Corporation does not expect to contribute to the Plan during 2020.

The following presents the funded status of the BCH Plan as of December 31, 2019 and 2018, based on the actuarial assumptions described below:

(in thousands)	2019	2018

Changes in projected benefit obligation
Projected benefit obligation at the beginning of the year	$35,050	$38,787
Interest cost	1,414	1,294
Actuarial loss (gain)	2,134	(2,610)
Benefits paid	(2,506)	(2,421)
Projected benefit obligation at end of the year	36,092	35,050
Changes in plan assets
Fair value of plan assets at the beginning of the year	37,934	40,366
Actual return on plan assets	4,310	(11)
Benefits paid	(2,506)	(2,421)
Fair value of plan assets at the end of the year	39,738	37,934
Pension plan assets	$3,646	$2,884
Components of accumulated other comprehensive loss
Net actuarial loss	$21,351	$22,389
Noncurrent assets	$3,646	$2,884
Projected benefit obligation	$36,092	$35,050
Accumulated benefits obligation	36,092	35,050
Fair value of plan assets	39,738	37,934

Santander BanCorp and Subsidiaries (A Wholly Owned Subsidiary of Santander Holding USA, Inc.) Notes to Consolidated Financial Statements December 31, 2019 and 2018

Effective November 30, 1996, the benefits in this plan were frozen. For the years  ended  December 31, 2019 and 2018, the pension costs for the BCH Plan included the following components (in thousands):

(in thousands)	2019	2018

Interest cost	$1,414	$1,294
Expected return on plan assets	(1,892)	(2,492)
Net loss amortization	752	745
Net periodic pension cost (benefit)	$274	$(453)

The net periodic pension cost is included as part of the salaries and employee benefits in the consolidated statements of income.

The following table presents the changes in plan assets and benefit obligation recognized in AOLC of the BCH Plan as of December 31, 2019 and 2018:

(in thousands)	2019	2018

Accumulated other comprehensive loss at beginning of the year	$22,389	$23,241
Net (gain) loss	(286)	(107)
Amortization of net loss	(752)	(745)
Total decrease in other comprehensive loss	(1,038)	(852)
Accumulated other comprehensive loss at end of the year	$21,351	$22,389

Assumptions used to determine benefit obligation for the BCH Plan as of December 31, 2019 and 2018, included the following:

	2019	2018

Discount rate	3.14%	4.22%
Rate of compensation increase	N/A	N/A

Assumptions used to determine net periodic pension cost for the BCH Plan for the years ended December 31, 2019 and 2018, included the following:

	2019	2018

Discount rate	4.22%	3.52%
Rate of compensation increase	N/A	N/A
Expected return on plan assets	5.20%	6.50%

In developing the expected long-term rate of return assumption, the Corporation evaluated input from a BCH Plan’s consultant and the Corporation’s long-term inflation assumptions and interest rate scenarios. Projected returns by this consultant are based on the same asset categories as those of the plans, using well known broad indices. Expected returns are based on historical returns with adjustments to reflect a more realistic future return. Adjustments are done by categories taking into consideration current and future market conditions. The Corporation also considered historical returns on the BCH Plan assets. The Corporation anticipates that the BCH Plan’s portfolio will generate annual long-term rate of returns of at least 5.2%. During 2018, the Corporation revised and approved a new investment policy statement for the BCH’s Plan. The policy reflects a revised investment strategy, introducing: (i) liability hedging assets to reduce funded status risk, (ii) diversified return seeking assets to reduce equity risk, (iii) and establish different glidepaths specific for each plan to systematically reduce risk as funded status improves.

Santander BanCorp and Subsidiaries (A Wholly Owned Subsidiary of Santander Holding USA, Inc.) Notes to Consolidated Financial Statements December 31, 2019 and 2018

The Corporation’s asset allocations for the BCH Plan as of December 31, 2019 and 2018, by asset category are as follows:

	2019	2018

Asset category
Equity securities	0%	0%
Debt securities	0%	0%
Investment in funds	99%	97%
Other	1%	3%
	100%	100%

The Corporation does not expect to contribute to the BCH Plan for 2020.

The Corporation’s investment policy with respect to the Corporation’s Plan and the BCH Plan is to optimize, without undue risk, the total return on investment of the Plan assets after inflation, within a framework of prudent and reasonable portfolio risk. The investment portfolio is diversified in multiple asset classes to reduce portfolio risk, and assets may be shifted between asset classes to reduce volatility when warranted by projections of the economic and/or financial market environment, consistent with Employee Retirement Income Security Act of 1974 (ERISA), as amended. As circumstances and market conditions change, the Corporation’s target assets allocations may be amended to reflect the most appropriate distribution given the new environment, consistent with the investment objectives.

Expected future benefit payments for the plans are as follows:

(in thousands)	Corporation’s Plan	BCH Plan

Year Ending December 31,
2020	$3,169	$3,122
2021	3,213	2,932
2022	3,358	3,286
2023	3,459	3,154
2024	3,525	3,058
2025 through 2029	18,313	11,057

As of December 31, 2019, and 2018, substantially all of the plan assets of $97.6 million and $88.7 million, respectively, were invested in common collective trusts, which primarily consist of equity securities, mortgage-backed securities, corporate bonds and U. S. Treasuries. The portfolios in both plans have been measured at fair value using the net asset value per unit as a practical expedient as permitted by ASC Topic 820, and accordingly have not been classified in the fair value hierarchy as of December 31, 2019 and 2018.

Santander BanCorp and Subsidiaries (A Wholly Owned Subsidiary of Santander Holding USA, Inc.) Notes to Consolidated Financial Statements December 31, 2019 and 2018

Determination of Fair Value
The valuation process begins with market quotations for the individual security from an external consultant; and if observable market information is not available for significant model inputs and there are no other reasonable inputs available for valuing instruments, they will no longer determine a price for the security. Since many fixed maturities do not trade on a daily basis, the third party entity evaluates each asset class on its own based on relevant market information, relevant credit information, perceived market movements, and sector news. The market inputs utilized in the pricing evaluation, listed in the approximate order of priority, include: benchmark yields, reported trades, broker/dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids, offers, reference data, and industry and economic events. The extent of the use of each market input depends on the asset class and the market conditions. Depending on the security, the priority of use of inputs may change or some market inputs may not be relevant. Additional inputs may be necessary for some securities. Some fair value estimates are determined from quotes provided by market makers or broker-dealers that the third party entity determines to be market participants and are considered to be an estimate of fair value that is indicative of market transactions.

The following is a description of the valuation inputs and techniques used to measure the fair value of pension plan assets:

Investment in Funds
Investment in collectible funds have been measured at fair value using the net assets value per unit practical expedient and accordingly have not been classified in the fair value hierarchy.

Interest-Bearing Deposits
Interest-bearing deposits consist of money market accounts with short-term maturities and, therefore, the carrying value approximates fair value.

Savings Plan
The Corporation also provides one contributory savings plan pursuant to Section 1165(e) of the Puerto Rico Internal Revenue Code to substantially all the employees of the Corporation. Investments in the plan are participant directed, and employer-matching contributions are determined based on the specific provisions of the plan. Employees are fully vested in the employer’s contributions after three years of service. The contribution made to the plan during the year 2019 and 2018 amounted to $726,000 and $500,000, respectively.

19.	Long-Term Incentive Plans

The Corporation offers certain of its employees various nonqualified shared-based compensation programs (the Spain Plans) sponsored by Banco Santander S.A. Similar plans are offered by Santander Spain to its employees and those of its subsidiaries, including the Corporation. All of  the Plans have been approved by the Board of Directors of the Corporation and are eligible for certain officers and key employees. All of the Plans contain service, performance, and market conditions, provide for settlement in stock of Banco Santander S. A. to the participants, and are classified as equity plans. There was no expense associated to long-term incentives plans for the year ended December 31, 2019. The Corporation recognized an expense of $25,000 for the year ended December 31, 2018.

20.	Related-Party Transactions

The Corporation engages in transactions with affiliated companies. As of December 31, 2019, and 2018, and for the years then ended, the Corporation had the following balances and/or transactions with related parties:

Santander BanCorp and Subsidiaries (A Wholly Owned Subsidiary of Santander Holding USA, Inc.) Notes to Consolidated Financial Statements December 31, 2019 and 2018

(in thousands)	2019	2018

Deposits from related parties	$69,834	$90,396
Interest-bearing deposits with affiliates	1,505	1,740
Loans to directors, officers, and their related parties	688	1,459
Technical assistance income for services rendered	1,811	2,144
Operating expenses for EDP services received	10,230	8,852
Non-performing assets sold to an affiliate, net	144,622	-
Fees paid for procurement services	494	494
Rental income	109	144
Extension of credit to third parties for the acquisition of properties owned by an affiliate	55,648	67,531
Interest income from affiliates	-	3,222
Interest expense to affiliates	238	970

The Corporation extends credit to third parties for the acquisition of properties owned by an affiliate or other real estate owned of affiliate, which for purposes of the federal regulators are considered to be covered transactions and subject to certain limits. As a result of various transactions entered into between the Corporation and Santander Financial Services, Inc. (“SFS”), and with the purpose of complying with the required covered transaction limits, the Corporation required SFS to pledge a certificate of deposit with balance of approximately $29 million as of December 31, 2019 and 2018, respectively.

21.	Derivative Financial Instruments

The Corporation’s principal objective in holding interest rate swap agreements is the management of interest rate risk and changes in the fair value of assets and liabilities. The following  summarizes the derivatives used by the Corporation in managing interest rate and fair values exposures:

Interest Rate Swaps
An interest rate swap is an agreement between two entities to exchange cash flows in the future. The agreement sets the dates on which the cash flows will be paid and the manner in which the cash flows will be calculated. It involves the promise by one party to pay cash flows equivalent to the interest on a notional principal amount at a predetermined fixed rate for a given period of time. In return for this promise, this party receives cash flows equivalent to the interest on the same notional principal amount at a variable rate index for the same period of time. The variable interest rate received by the Corporation is based on LIBOR.

Interest Rate Caps and Floors
In a cap agreement, a cash flow is generated if the price or rate of an underlying variable rises above a certain threshold (or “cap”) price. In a floor agreement, a cash flow is generated if the  price or rate of an underlying variable falls below a certain threshold (or “floor”) price.

Loan Commitments
Commitment to a borrower by a lending institution that it will loan a specific amount at a certain rate.

Santander BanCorp and Subsidiaries (A Wholly Owned Subsidiary of Santander Holding USA, Inc.) Notes to Consolidated Financial Statements December 31, 2019 and 2018

The Corporation’s derivative instruments outstanding as of December 31, 2019 and 2018, are as follows:

(in thousands)	Notional Value	Fair Value	Gain (loss) for the Year Ended December 31, 2019

Derivatives
Interest rate caps	$-	$-	$(90)
Customer interest rate caps	-	-	90
Customer interest rate swaps	9,560	1,374	229
Interest rate swaps offsetting position of customer swaps	9,560	(1,359)	(225)
Loan commitments	449	18	14
			$18

(in thousands)	Notional Value	Fair Value	Gain (loss) for the Year Ended December 31, 2018

Derivatives
Interest rate caps	$16,945	$90	$(22)
Customer interest rate caps	(16,945)	(90)	22
Customer interest rate swaps	11,179	1,145	(489)
Interest rate swaps offsetting position of customer swaps	11,179	(1,134)	497
Loan commitments	76	4	1
			$9

The Corporation enters into certain derivative transactions to provide derivative products to customers, which includes interest rate caps, collars, and swaps, and simultaneously covers the Corporation’s position with related and unrelated third parties under substantially the same terms and conditions. These derivatives are not linked to specific assets and liabilities in the consolidated balance sheets or to forecasted transactions in an accounting hedge relationship, and therefore, do not qualify for hedge accounting. These derivatives are carried at fair value with changes in fair value recorded as part of other income in the consolidated statements of income. The Corporation recognized a net gain of $4,000 and $8,000 on these transactions for  the  years  ended  December 31 2019 and 2018, respectively.

The Corporation enters into loan commitments with customers to extend mortgage loans at a specified rate. These loan commitments are written options and are measured at fair value pursuant to FASB ASC Topic 820 and FASB ASC Topic 815, Derivatives and Hedging. As of December 31, 2019 and 2018, the Corporation had loan commitments outstanding of approximately $449,000 and $76,000 with a fair value of $18,000 and $4,000, respectively. The Corporation recognized a net gain of $14,000 and $1,000 for the years ended December 31, 2019 and 2018, on these commitments.

Santander BanCorp and Subsidiaries (A Wholly Owned Subsidiary of Santander Holding USA, Inc.) Notes to Consolidated Financial Statements December 31, 2019 and 2018

The Corporation is exposed to certain risks relating to its ongoing business operations. The  primary risk managed by using derivative instruments is the interest rate risk. The fair value of derivative instruments in the consolidated balance sheets as of December 31, 2019 and 2018, is as follows:

	Balance Sheet	Fair Value of Derivatives
(in thousands)	Location	2019	2018
Derivatives not designated as hedging instruments under FASB ASC Topic 815
Interest rate swaps	Other assets	$1,374	$1,145
Interest rate caps	Other assets	-	90
Loan commitments	Other assets	18	4
		$1,392	$1,239

	Balance Sheet	Fair Value of Derivatives
(in thousands)	Location	2019	2018
Derivatives not designated as hedging instruments under FASB ASC Topic 815
Interest rate swaps	Other liabilities	$1,359	$1,134
Interest rate caps	Other liabilities	-	90
		$1,359	$1,224

The effect of the derivative instruments on the consolidated statements of income for the years ended December 31, 2019 and 2018, is as follows:

	Location of Gain (Loss) Recognized on	Gain (Loss) Recognized on Derivatives
(in thousands)	Derivatives	2019	2018
Derivatives not designated as hedging instruments under FASB ASC Topic 815
Interest rate swaps	Other income	$4	$8
Loan commitment	Other income	14	1
		$18	$9

Contingent Features
Certain of the Corporation’s derivative instruments contain provisions that require the Corporation’s debt to maintain an investment grade credit rating from each of the major credit rating agencies. If the Corporation’s debt were to fall below investment grade, it would be a violation of these provisions and the counterparties to the derivative instruments could demand immediate payment or immediate and ongoing full overnight collateralization on derivative instruments in net liability positions. The aggregate fair value of all derivative instruments with credit-risk-related contingent features that are in a net liability position as of December 31, 2019 and 2018, was $1.2 million and $820,000, respectively. A cash collateral of $226,000 was required pledged as of December 31, 2019. No collateral was required as of December 31, 2018.

Santander BanCorp and Subsidiaries (A Wholly Owned Subsidiary of Santander Holding USA, Inc.) Notes to Consolidated Financial Statements December 31, 2019 and 2018

22.	Offsetting of Financial Assets and Liabilities

The Corporation may enter into master agreements with counterparties that allow for netting of exposures in the event of default related to derivatives transactions. As of December 31, 2019 and 2018, there were no existing master agreements. The following table presents information about the offsetting of derivatives assets and liabilities as of December 31, 2019 and 2018:

	2019
	Gross Amounts of	Gross Amounts Offset in the Statement of	Net Amount of Assets Presented in the Statement	Gross Amounts Not Offset in the Statement of Financial Position
(in thousands)	Recognized Assets	Financial Position	of Financial Position	Financial Instruments	Cash Collateral	Net Amount

Derivatives assets	$1,392	$-	$1,392	$-	$1,290	$102
Derivatives liabilities	$1,359	$-	$1,359	$-	$226	$1,133

	2018
	Gross Amounts of	Gross Amounts Offset in the Statement of	Net Amount of Assets Presented in the Statement	Gross Amounts Not Offset in the Statement of Financial Position
(in thousands)	Recognized Assets	Financial Position	of Financial Position	Financial Instruments	Cash Collateral	Net Amount

Derivatives assets	$1,239	$-	$1,239	$-	$2,820	$(1,581)
Derivatives liabilities	$1,224	$-	$1,224	$-	$-	$1,224

23.	Financial Instruments With Off-Balance Sheet Risk

In the normal course of business, the Corporation is a party to transactions of financial instruments with off-balance sheet risk to meet the financing needs of its customers. These financial instruments may include commitments to extend credit; standby letters of credit, financial guarantees, and interest rate caps, swaps, and floors written. Those instruments involve,  to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets. The contract or notional amounts of those instruments reflect the extent of involvement the Corporation has in the different classes of financial instruments.

FASB ASC Topic 460, Guarantees, establishes accounting and disclosure requirements for guarantees, requiring that a guarantor recognize, at the inception of a guarantee, a liability in an amount equal to the fair value of  the  obligation  undertaken  in  issuing  the guarantee.  FASB ASC Topic 460 defines a guarantee as a contract that contingently requires the guarantor to pay a guaranteed party based upon: (i) changes in an underlying asset, liability, or equity security of the guaranteed party or (ii) a third party’s failure to perform under a specified agreement. The Corporation considers the following off-balance sheet lending-related arrangements to be guarantees under FASB ASC Topic 460: standby letters of credit and commitments to extend credit.

Santander BanCorp and Subsidiaries (A Wholly Owned Subsidiary of Santander Holding USA, Inc.) Notes to Consolidated Financial Statements December 31, 2019 and 2018

The fair value at inception of the obligation undertaken when issuing the guarantees and commitments that qualify under FASB ASC Topic 460 approximates the unamortized fees received from the customers. The fair value of the liability recorded at inception is amortized into income as lending and deposit-related fees over the life of the guarantee contract.

The Corporation’s exposure to credit loss, in the event of nonperformance by the counterparties to the financial instrument for commitments to extend credit and standby letters of credit and financial guarantees written, is represented by the contractual notional amounts of those instruments.

The Corporation uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. Standby letters of credit and other commitments to extend credit are subject to the Corporation’s internal risk rating systems. The contract amount of financial instruments with off-balance sheet risk, whose amounts represent credit risk as of December 31, 2019 and 2018, were as follows:

(in thousands)	2019	2018

Standby letters of credit and financial guarantees written	$4,919	$7,807
Commitments to extend credit – approved loans not yet disbursed and unused lines of credit	$584,730	$693,362

The Corporation issues financial standby letters of credit to guarantee the performance of its customers to third parties. If the customer fails to meet its financial performance obligation to the third party, then the Corporation would be obligated to make the payment to the guaranteed party. As of December 31, 2019 and 2018, the Corporation’s liabilities include $35,000 and $49,000, respectively, which represent the fair value of the obligations undertaken in issuing the guarantees under the standby letters of credit issued or modified. The fair value approximates the unamortized fees received from the customers for issuing the standby letters of credit. The fees are deferred and recognized on a straight-line basis over the commitment period. Standby letters of credit outstanding as of December 31, 2019, had terms ranging from two months to two year. The contract amounts of the standby letters of credit of approximately $4.9 million and $7.8 millon as of December 31, 2019 and 2018, respectively, represent the maximum potential amount of future payments the Corporation could be required to make under the guarantees in the event of nonperformance by all its customers. These standby letters of credit typically expire without being drawn upon. Management does not anticipate any material losses related to these guarantees.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Corporation evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Corporation upon extension of credit, is based on management’s credit evaluation of the counterparty. Collateral held varies, but may include accounts receivable, inventory, property,  plant and equipment, income-producing commercial properties, and real estate. The Corporation holds collateral as guarantee for most of these financial instruments. The Corporation’s commitment to extend credit, approved loans not yet disbursed, and unused lines of credit amounted to approximately $585 million and $693 million for the years ended December 31, 2019 and 2018, and had a fair value of $585,000 and $693,000 as of December 31, 2019 and 2018, respectively.

Santander BanCorp and Subsidiaries (A Wholly Owned Subsidiary of Santander Holding USA, Inc.) Notes to Consolidated Financial Statements December 31, 2019 and 2018

24.	Fair Value of Financial Instruments

The Corporation follows FASB ASC Topic 820, which provides a framework for measuring fair value. Additionally, FASB ASC Topic 820 amended ASC Topic 825, and, as such, the Corporation follows ASC Topic 820 in the determination of ASC Topic 825 fair value disclosure amounts. The Corporation follows FASB ASC Topic 825, which allows an entity the irrevocable option to elect fair value for the initial and subsequent measurement for certain financial assets and liabilities on a contract-by-contract basis.

Fair Value Hierarchy
FASB ASC Topic 820 defines fair value as the price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. FASB  ASC Topic 820 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1	Quoted prices in active markets for identical assets or liabilities.

Level 2
Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; and model-based valuation technologies for which all significant assumptions are observable in the market.

Level 3	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Recurring Measurements

For each of these hierarchy levels, the Corporation’s assets and liabilities that are measured at fair value on a recurring basis at December 31, 2019 and 2018, are as follows:

	2019
(in thousands)	Level 1	Level 2	Level 3	Total

Assets
Investment securities available for sale
U.S. Treasury Bills	$-	$1,802,241	$-	$1,802,241
Mortgage-backed securities – GNMA	-	389,496	-	389,496
Total investment securities available for sale	-	2,191,737	-	2,191,737
Derivative assets
Interest rate swaps	-	1,374	-	1,374
Loan commitments	-	-	18	18
Total derivatives assets	-	1,374	18	1,392
Total assets reported at fair value	$-	$2,193,111	$18	$2,193,129
Liabilities – derivative liabilities
Interest rate swaps	$-	$1,359	$-	$1,359
Total liabilities reported at fair value	$-	$1,359	$-	$1,359

Santander BanCorp and Subsidiaries (A Wholly Owned Subsidiary of Santander Holding USA, Inc.) Notes to Consolidated Financial Statements December 31, 2019 and 2018

	2018
(in thousands)	Level 1	Level 2	Level 3	Total

Assets
Investment securities available for sale
U.S. Treasury Bills	$526,364	$-	$-	$526,364
Mortgage-backed securities – GNMA	-	175,864	-	175,864
Total investment securities available for sale	526,364	175,864	-	702,228
Derivative assets
Interest rate caps	-	90	-	90
Interest rate swaps	-	1,145	-	1,145
Loan commitments	-	-	4	4
Total derivatives assets	-	1,235	4	1,239
Total assets reported at fair value	$526,364	$177,099	$4	$703,467
Liabilities – derivative liabilities
Interest rate caps	$-	$90	$-	$90
Interest rate swaps	$-	$1,134	$-	$1,134
Total liabilities reported at fair value	$-	$1,224	$-	$1,224

Effective in 2019, the Corporation revised its internal accounting and reporting policies. As a result, U.S. Treasury Bills are now measured as level 2 financial instruments.

The reconciliation for all assets and liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the period from January 1, 2019 to December 31, 2019, and January 1, 2018 to December 31, 2018 is as follows:

		Net Realized/Unrealized Loss Included in		Transfers	Purchases,
(in thousands)	Balance January 1, 2018	Earnings	Other Comprehensive Income	in and/or out of Level 3	Issuances, And Settlements	Balance December 31, 2018	Unrealized Gain Still Held

Derivatives – net	$4	$14	$-	$-	$-	$18	$14

		Net Realized/Unrealized Loss Included in		Transfers	Purchases,
(in thousands)	Balance January 1, 2019	Earnings	Other Comprehensive Income	in and/or out of Level 3	Issuances, And Settlements	Balance December 31, 2019	Unrealized Gain Still Held

Derivatives – net	$3	$1	$-	$-	$-	$4	$1

The changes in unrealized gains or losses recorded in earnings for the years ended December 31, 2019 and 2018, for Level 3 assets and liabilities that are still held at December 31, 2019 and 2018, are summarized as follows. These amounts include changes in fair value for derivative contracts and  trading  securities,  which  were  carried  at  fair  value  prior  to  the   adoption  of  FASB   ASC Topic 825.

Santander BanCorp and Subsidiaries (A Wholly Owned Subsidiary of Santander Holding USA, Inc.) Notes to Consolidated Financial Statements December 31, 2019 and 2018

	Net Derivatives
	Changes in Unrealized Gains for the Years Ended December 31,
(in thousands)	2019	2018

Classification of unrealized gains included in earnings for the period
Other income	$14	$1

Nonrecurring Measurements for Assets
The fair value information included in the following tables is not as of period end, but as of the date that the fair value measurement was recorded during the years ended December 31, 2019 and 2018, and excludes nonrecurring fair value measurements of assets no longer outstanding as of the reporting date.

	Carrying Value at December 31, 2019 Using
(in thousands)	Carrying Value at December 31, 2019	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Change in Valuation Allowance at December 31, 2019

Loans – net (1)	$75,577	$-	$-	$75,577	$1,646
Foreclosed real estate (2)	$-			-	8,734
	$75,577	$-	$-	$75,577	$10,380

(1)
Amount represented loans measured for impairment during the period based on the fair value of the collateral which is derived from appraisals that take into consideration price in the observed transactions involving similar assets expedient in FASB ASC Topic 310-10-35. Cost to sell are excluded from the reported fair value amount.

(2)	Amount represented real estate owned properties measured for impairment during the period based on the fair value of the collateral.

	Carrying Value at December 31, 2018 Using
(in thousands)	Carrying Value at December 31, 2018	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Change in Valuation Allowance at December 31, 2018

Loans – net (1)	$189,244	$-	$-	$189,244	$29,326
Foreclosed real estate (2)	43,151			43,151	8,218
	$232,395	$-	$-	$232,395	$37,544

(1)
Amount represented loans measured for impairment during the period based on the fair value of the collateral which is derived from appraisals that take into consideration price in the observed transactions involving similar assets expedient in FASB ASC Topic 310-10-35. Cost to sell are excluded from the reported fair value amount.

(2)	Amount represented real estate owned properties measured for impairment during the period based on the fair value of the collateral.

Santander BanCorp and Subsidiaries (A Wholly Owned Subsidiary of Santander Holding USA, Inc.) Notes to Consolidated Financial Statements December 31, 2019 and 2018

The following table includes quantitative information about significant unobservable inputs used to derive the fair value of Level 3 instruments, excluding those instruments for which the unobservable inputs were not developed by the Corporation such as prices of prior transactions and/or unadjusted third-party pricing sources:

(dollars in thousands)
		December 31, 2019
Financial Instrument	Fair Value Level 3	Valuation Technique	Unobservable Inputs	Period	Weighted Average Rate	Prepayment Rate
Loan commitments	$18	Proxies from Bloomberg	Term, yields,	15 years	4.18%	227 months
			prepayment rate	30 years	5.73	321 months
Loans — net	75,577	Market Comparable Properties	Haircut applied to external appraisals	N/A	20% to 30%	N/A
Mortgage servicing rights	8,197	Discounted cash flows	Term, yields,	15 years	3.61%	4.6 years
			prepayment rate	30 years	4.82	6.1 years

(dollars in thousands)
		December 31, 2018
Financial Instrument	Fair Value Level 3	Valuation Technique	Unobservable Inputs	Period	Weighted Average Rate	Prepayment Rate
Loan commitments	$4	Proxies from Bloomberg	Term, yields,	15 years	4.83%	300 months
			prepayment rate	30 years	5.18	294 months
Loans — net	189,244	Market Comparable Properties	Haircut applied to external appraisals	N/A	20% to 30%	N/A
Foreclosed real estate	43,151	Market Comparable Properties	Haircut applied to external appraisals	N/A	20% to 30%	N/A
Mortgage servicing rights	9,386	Discounted cash flows	Term, yields,	15 years	8.42%	5.9 years
			prepayment rate	30 years	9.64	6.4 years

There were no changes in the inputs or methodologies used to determine fair value as of December 31, 2019 as compared to December 31, 2018.

FASB ASC Topic 825 Disclosures About Fair Value of Financial Instruments — The fair value estimates are made at a discrete point in time based on relevant market information about the financial instruments. Because no market exists for a significant portion of the Corporation’s financial instruments, fair value estimates are based on judgments regarding risk characteristics of various financial instruments, current economic conditions, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment, and therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates. In addition, the fair value estimates are based on existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments.

Determination of Fair Value
The following is a description of the valuation methodologies used for instruments recorded at fair value and for estimating fair value for financial instruments not recorded, but disclosed at fair value. The estimated fair value was calculated using certain facts and assumptions, which vary depending on the specific financial instrument.

Santander BanCorp and Subsidiaries (A Wholly Owned Subsidiary of Santander Holding USA, Inc.) Notes to Consolidated Financial Statements December 31, 2019 and 2018

Short-Term Financial Instruments
Short-term financial instruments, including cash and cash equivalents, accrued interest receivable and payable, and certain other assets and liabilities, are carried at historical cost. The carrying amount is a reasonable estimate of fair value of these instruments. These financial instruments generally expose the Corporation to limited credit risk and have no stated maturities or have short- term maturities and carry interest rates that approximate fair value.

Investment Securities Available for Sale
Investment securities available for sale are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted prices, if available. If quoted prices are not available, fair values are measured using independent pricing models or other model-based valuation techniques, such as discounted cash flow methodologies, adjusted for the security’s credit rating, prepayment assumptions, and other factors such as credit loss assumptions. Fair value  techniques by classification of securities types are as follows:

a.
U.S. Treasury Bills — The fair value is based on market prices from active exchanges. The Corporation values its U.S. Treasuries utilizing observable unadjusted market quotes. The Corporation obtains vendor trading platform data (actual prices) from a number of live data sources, including active market makers and interdealer brokers. U.S. Treasury bills are classified as Level 2.

b.
Mortgage-Backed Securities — These securities are priced using observable market inputs (To Be Announced transactions (TBA) prices, monthly pre-payment information, and treasury spot rates) based on the characteristics of the bond. TBA prices indicate where the mortgage market is currently trading. Using these prices, the process derives option-adjusted spreads (OAS) for pass-through mortgage-backed securities across various weighted average maturities and Monte Carlo simulation process. This process derives a price based on the prepayments modeled over the range of interest rate paths sampled, discounted at  the treasury spot rates plus TBA-based OAS. Mortgage-backed  securities  are  classified  as  Level 2.

Other Investment Securities
FHLB stocks are recorded under the cost method of accounting. There are restrictions on the sale of FHLB stocks; however, they are redeemable at par. The carrying amount is a reasonable estimate of fair value.

Loans Held for Sale
Loans held for sale are carried at the lower of cost or market. Fair values for loans held for sale  are based on observable inputs, such as observable market prices, credit spreads, and interest rate yield curves, when available. In instances when significant valuation assumptions are not readily observable in the market, instruments are valued based on the best available data in order to approximate fair value. This data may be internally developed and considers types of loans, conformity of loans, delinquency statistics, and risk premiums that a market participant would require, and accordingly, are classified as Level 3 in a nonrecurring fair value measurement.

Loans Held For Investment
Loans are not recorded at fair value on a recurring basis. As such, valuation techniques discussed herein for loans are primarily for estimating fair value for disclosure purposes. However, any allowance for collateral dependent loans deemed impaired is measured based on the fair value of the underlying collateral and its estimated disposition costs. The fair value of collateral is determined by external appraisers, and accordingly, classified as Level 3 inputs for impaired loans in a nonrecurring fair value measurement.

Santander BanCorp and Subsidiaries (A Wholly Owned Subsidiary of Santander Holding USA, Inc.) Notes to Consolidated Financial Statements December 31, 2019 and 2018

The fair value for disclosure purposes is estimated for portfolios of loans held for investment with similar financial characteristics, such as loan category, pricing features, and remaining maturity. Loans are segregated by type, such as commercial, consumer, mortgage, and credit cards. Each loan category is further segmented based on similar market and credit risk characteristics. The fair value is calculated by discounting the contractual cash flows using discount rates that reflect the current pricing for loans with similar characteristics and remaining maturity. Fair values consider the credit risk of the counterparties.

Foreclosed Real Estate
Each OREO is appraised or evaluated at acquisition, and annually thereafter, to provide an estimate of the property’s fair value. The fair value is substantiated by a current appraisal or evaluation prepared by an independent, qualified appraiser, accordingly, classified as Level 3 inputs in a nonrecurring fair value measurement.

Mortgage Servicing Rights
MSRs do not trade in an active market with readily observable prices. MSRs are priced internally using a discounted cash flow model. The discounted cash flow model incorporates assumptions that market participants would use in estimating future net servicing income, including portfolio characteristics, prepayments assumptions, discount rates, delinquency and foreclosure rates, late charges, other ancillary revenues, cost to service and other economic factors. Prepayment speeds are adjusted for the Corporation’s loan characteristics and portfolio behavior. Due to the unobservable nature of certain valuation inputs, the MSRs are classified as Level 3.  Refer to   Note 1 for the disclosure of the fair market value.

Derivatives
The determination of the fair value of many derivatives is mainly derived from inputs that are observable in the market place. Such inputs include yield curves, publicly available volatilities, floating indexes, foreign exchange prices, and accordingly, are classified as Level 2 inputs.

Level 3 derivatives include interest rate lock commitments (IRLC), the fair value for which is derived from the fair value of related mortgage loans primarily based on observable inputs. In estimating the fair value of an IRLC, the Corporation assigns a probability to the loan commitment based on an expectation that it will be exercised and the loan will be funded. In addition, certain OTC equity linked options are priced by counterparties, and accordingly, are classified as Level 3 inputs. The nonperformance risk is determined using internally-developed models that consider the collateral held, the remaining term, and the creditworthiness of the entity that bears the risk, and uses available public data and internally developed data related to current spreads that denote their probability of default.

Fair value techniques by classification of derivative instruments are as follows:

a.
NonCallable Interest Rate Swaps — Fair value is computed using a discounted cash flow model based on interest rate yield curves and floating indexes from the market (observable inputs). For long term derivatives, no extrapolation of the interest rate curve is employed in the derivative models. Noncallable interest rate swaps are classified as Level 2.

Santander BanCorp and Subsidiaries (A Wholly Owned Subsidiary of Santander Holding USA, Inc.) Notes to Consolidated Financial Statements December 31, 2019 and 2018

b.
Callable Interest Rate Swaps — Fair value is computed using interest rate yield curves, volatility surface, volatility smiles, and floating indexes (observable inputs) using a trinomial  tree method, and a Hull-White Model or the Black Yield Model. For long-dated derivatives, no extrapolation of the interest rate curve is employed in the derivative models. Callable interest rate swaps are classified as Level 2.

c.
Loan Commitments — Fair value is computed using average maturity, value date, and average rate for the portfolio, prepayments speeds and yields (from TBA market report) using FNMA as a proxy; Bloomberg Yield Curve; and a pull-through rate of 100%. Loan commitments are classified as Level 3.

Deposits
Deposits are carried at historical cost. The fair value of deposits with no stated maturity, such as demand deposits, and checking accounts is equal to the amount payable on demand as of December 31, 2019 and 2018. The fair value of all other deposits is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities, including adjustments to reflect the current creditworthiness of the Corporation.

The table below is a summary of fair value estimates as of December 31, 2019 and 2018, for financial instruments, as defined by FASB ASC Topic 825, excluding short-term financial assets and liabilities, for which carrying amounts approximate fair value, and excluding financial instruments recorded at fair value on a recurring basis.

	December 31, 2019
(in thousands)	Carrying Amount	Fair Value	Level 1	Level 2	Level 3

Consolidated balance sheets
financial instruments
Assets
Cash and cash equivalents	$960,450	$960,450	$960,450	$-	$-
Investment securities available-for-sale	2,191,737	2,191,737	-	2,191,737	-
Other investment securities	3,196	3,196	-	3,196	-
Mortgage loans held for sale	7,815	7,815	-	-	7,815
Loans held for investment	2,678,315	2,531,874	-	-	2,531,874
Accrued interest receivable	25,543	25,543	25,543	-	-
Mortgage servicing rights	1,828	8,197	-	-	8,197
Derivatives	1,392	1,392	-	1,374	18
Liabilities
Deposits	4,685,166	4,669,412	-	4,669,412	-
Accrued interest payable	4,010	4,010	4,010	-	-
Derivatives	1,359	1,359	-	1,359	-

Santander BanCorp and Subsidiaries (A Wholly Owned Subsidiary of Santander Holding USA, Inc.) Notes to Consolidated Financial Statements December 31, 2019 and 2018

	December 31, 2018
(in thousands)	Carrying Amount	Fair Value	Level 1	Level 2	Level 3
Consolidated balance sheets financial instruments
Assets
Cash and cash equivalents	$1,254,166	$1,254,166	$1,254,166	$-	$-
Investment securities available-for-sale	702,228	702,228	526,364	175,864	-
Other investment securities	3,369	3,369	-	3,369	-
Mortgage loans held for sale	5,015	5,015	-	-	5,015
Loans held for investment	3,009,288	2,800,123	-	-	2,800,123
Accrued interest receivable	22,521	22,521	22,521	-	-
Mortgage servicing rights	2,461	9,386	-	-	9,386
Derivatives	1,239	1,239	-	1,235	4
Liabilities
Deposits	3,976,660	3,857,734	-	3,857,734	-
Accrued interest payable	2,129	2,129	2,129	-	-
Derivatives	1,224	1,224	-	1,224	-

Standby Letters of Credit and Commitments to Extend Credit
Standby letters of credit, financial guarantees, commitments to extend credit, and unused lines of credit generally have stated maturities within two years and are recorded off-balance sheet. As such, valuation techniques discussed herein are for estimating fair value for disclosure purposes. The unamortized fees collected for these instruments are considered a reasonable approximation of fair value.

	December 31, 2019		December 31, 2018
(in thousands)	Contract or Notional Amount	Fair Value	Contract or Notional Amount	Fair Value

Off balance sheet financial instruments
Standby letters of credit and financial guarantees written	$4,919	$(35)	$7,807	$(49)
Commitments to extend credit, approved loans not yet disbursed, and unused lines of credit	584,730	(585)	693,362	(693)

25.	Revenue from contracts with customers

The Corporation adopted the provisions of ASU 2014-09, Revenue from Contracts with Customers (Topic 606) (ASC Topic 606), on January 1, 2018. Revenue from contract with customers is recognized when the performance obligation is satisfied by the Corporation by transferring the promised services to the customers. A service is transferred when the customers obtain control of the service. A performance obligation may be satisfied over time or at a point in time. Revenue from a performance obligation satisfied at a point in time is recognized when customers obtain control over the service. Revenue over a performance obligation satisfied over the time is recognized when the services have been rendered. The transaction price is the consideration that the Corporation expects to be entitled in exchange for the rendered services and the amount to be recognized as income.

Santander BanCorp and Subsidiaries (A Wholly Owned Subsidiary of Santander Holding USA, Inc.) Notes to Consolidated Financial Statements December 31, 2019 and 2018

The following table summarizes the Corporation’s revenues included in other income, disaggregated by type of service and business segments for the year ended December 31, 2019 and 2018:

(in thousands)	2019	2018

Other income
In-scope of revenue from contracts with customers
Bank services fees	$16,821	$17,486
Interchange fees, net	(3,810)	(3,948)
Techical assistance income	1,811	2,911
Trust fees	327	576
Advisory fees	7,793	7,287
Insurance fees	2,286	3,652
Total in-scope of revenue from contracts with customers	25,228	27,964
Out-of-scope of revenue from contracts with customers
Other retail fees	8,957	7,648
Net gain on sale of other assets	4,932	275
Other Income	1,510	2,501
Total out-of-scope of revenue from contracts with customers	15,399	10,424
Additional impact related to gain on sale of foreclosed assets	2,669	651
Total other income	$43,296	$39,039

The Corporation adopted this ASU using a modified retrospective approach. As a consequence and as a one time event, the Corporation reclassified a deferred gain on disposition of foreclosed assets of $3.4 million, net of tax, to the opening retained earnings as of January 1, 2018.

The following is a description of revenues within the scope of ASC Topic 606.

Service Charges and Fees on Deposit Accounts
Service charges and fees on deposit accounts relate to fees generated from a variety of deposit products and services rendered to customers. Charges include, but are not limited to, monthly service charges on deposits, non-sufficient fund fees, and other customer’s transactional charges. Such fees are recognized concurrently with the event on a daily basis or on a monthly basis depending upon the customer’s cycle date. These transactions are recognized at a point in time upon occurrence of an activity or upon the occurrence of the transaction that triggers the fee assessment. The Corporation is acting as a principal in these transactions.

Interchange Fees
Interchange fees are associated to customers for credit and debit cards processing transactions involving a cardholder, merchant, merchant processing bank, inter-change provider, The credit/debit cards fees include, but are not limited to, interchanges fees, additional card fees, cash advance fees, balance transfer fees and ATM fees. Interchange fees are recognized upon settlement of the credit card payment transactions and other fees at a point in time, upon the occurrence of an activity or delivery of services, and are recognized on a daily basis. All of the interchange-related costs assumed by the Corporation are considered payable to a customer and therefore, should be reported as a reduction of the related revenues.

Santander BanCorp and Subsidiaries (A Wholly Owned Subsidiary of Santander Holding USA, Inc.) Notes to Consolidated Financial Statements December 31, 2019 and 2018

Technical Assistance Income
Technical assistance income is related to the collection associated to the services provided to affiliates by the Corporation. The services provided include, but are not limited to, human resources management, consulting, compliance and legal support, general supervisory and managerial services, loan administration, accounting support, risk analysis and loan review, among others. The technical assistance income is recorded on a monthly basis based on contractual agreements between the Corporation and affiliates. The performance obligation associated with technical assistance services is satisfied over a period of time when the Corporation provides the ancillary services, and affiliates recognize the services and accept to pay the Corporation.

Trust Fees
Trust fees are recognized from retirement plan, mutual fund administration, investment management, trustee, escrow, and custody and safekeeping services. The performance obligation is satisfied over time, except for optional services and certain other services that are satisfied at a point in time. Revenues are recognized on a recurring basis when the services are rendered. The Corporation is acting as principal since, as asset manager, it has the obligation to provide the specified service to the customer and has the ultimate discretion in establishing the fees paid by the customer for the specified services.

Advisory Fees
Revenues from portfolio, management and advisory fees resulting from the assets management and administration of certain funds and institutional accounts. These fees are recognized over the period that services are rendered. The Corporation is acting as a principal in these transactions.

Insurance Fees
The Corporation’s insurance agency operation earns regular and contingent commissions on the sale of insurance policies issued by unaffiliated insurance companies. The agreements contain a performance obligation related to the sale/issuance of the policy and ancillary administrative post- issuance support. The performance obligation is satisfied as the policies are issued, and revenue is recognized at that point in time. Contingent commission income is included in the transaction price only to the extent that it is probable that a significant amount of cumulative revenue recognized will occur or payments are received. Commissions are recognized as revenues based on the insurance policies’ effective date in accordance with individual agreements with the insurance companies. Commission revenue is reported net of the provision for commission returns on insurance policy cancellations, which is based on management’s estimate of future insurance policy cancellations as a result of historical turnover rates by types of credit facilities subject to insurance. The Corporation is acting as an agent that arranges the sale of insurance policies and earns commissions of, and when, it achieves the sale.

26.	Significant Group Concentration of Credit Risk

Most of the Corporation’s business activities are concentrated with customers located within Puerto Rico, thus its results of operations and financial condition are dependent upon the general trends of the Puerto Rico economy, including the residential and commercial real estate markets. Puerto Rico remains in the midst of a fiscal and economic crisis. In response to such crisis, the U.S. Congress enacted the Puerto Rico Oversight Management and Economic Stability Act (“PROMESA”) in 2016, which, among other things, established a Fiscal Oversight and Management Board for Puerto Rico (the “Oversight Board”) and a framework for the restructuring of the debts of the Commonwealth, its instrumentalities and municipalities. Puerto Rico and several of its instrumentalities have commenced debt restructuring proceedings under PROMESA, and more recently, the Puerto Rico’s Fiscal Oversight Board (FOB) has included the Puerto Rico’s 78 municipalities as “covered entities” under the Act.

Santander BanCorp and Subsidiaries (A Wholly Owned Subsidiary of Santander Holding USA, Inc.) Notes to Consolidated Financial Statements December 31, 2019 and 2018

Although the Corporation has a diversified loan portfolio, the lending strategy with respect to the public sector has been to enter in commitments with a short-term maturity, payment priority, and/or strong guarantees as well as with adequate profitability. Such commitments to the public sector amounted approximately to $245 million ($50 million of agencies and public corporations and $195 million of municipalities) and $265 million ($57 million of agencies and public corporations and $208 million of municipalities) as of December 31, 2019 and 2018, respectively, which represent 15% and 16% of the commercial loan portfolio as of December 31, 2019 and 2018.

A substantial portion of the Corporation’s credit exposure to the Government of Puerto Rico is either collateralized loans or obligations that have a specific source of income or revenues identified for their repayment, fixed income investment or real estate. For agencies and public corporations, guarantees are mainly mortgages, securities and standby letters of credit from low risk multinational entities. In the case of municipalities, the main sources of income are from the Municipal Revenue Collection Center (CRIM) for property taxes and from the Secretary of the Treasury for sales and use tax (SUT). In most cases, these are “general obligations” of a municipality, to which the applicable municipality has pledged its good faith, credit and unlimited taxing power, or “special obligations” of a municipality, to which the applicable municipality has pledged other revenues.

As of December 31, 2019, and 2018, $33 million or 14% and $25 million or 9%, respectively, of commercial loans granted to public sector mature in less than one year. Repayments of the loans maturing during 2019 were received as scheduled.

The Corporation’s commercial loan portfolio also includes loans to private borrowers who are service providers, lessors, suppliers or have other relationships with the government. These borrowers could be negatively affected by the fiscal measures to be implemented to address the Commonwealth’s fiscal crisis and the ongoing Title III proceedings under PROMESA described above. Similarly, the Corporation’s mortgage and consumer loan portfolios include loans to government employees which could also be negatively affected by fiscal measures such as employee layoffs.

During the second quarter of 2019, the Corporation formalized a new agreement with the Department of Treasury of Puerto Rico to capture and service a new deposit account amounting to $1 billion. United States Treasury securities of $1 billion were acquired and pledged to cover collateral requirements based on the new public sector agreement. The public funds segment in the Corporation's deposits portfolio amounted to $1.7 billion (36% of total deposits) and $804 million (20% of total deposits) as of December 31, 2019 and December 31, 2018, respectively.

Santander BanCorp and Subsidiaries (A Wholly Owned Subsidiary of Santander Holding USA, Inc.) Notes to Consolidated Financial Statements December 31, 2019 and 2018

27.	Regulatory Matters

The Corporation and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and the Bank must meet specific capital guidelines that involve quantitative measures of the assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Corporation’s and the Bank’s capital classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Corporation and the Bank to maintain minimum amounts and ratios, as indicated below, of Total and Tier I capital (as defined) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined).

In management’s opinion, the Corporation and the Bank met all capital adequacy requirements to which they were subject as of December 31, 2019 and 2018.

The Corporation’s required and actual regulatory capital amounts and ratios as of December 31, 2019 and 2018, are as follows:

	December 31, 2019
(in thousands)	Required Amount	Ratio	Actual Amount	Ratio

Total capital (to risk-weighted assets)	$199,882	8.0%	$1,249,820	50.02%
Tier I capital (to risk-weighted assets)	149,911	6.0	1,218,132	48.75
Leverage ratio	245,720	4.0	1,218,132	19.83
Common Equity Tier 1	112,434	4.5	1,218,132	48.75

	December 31, 2018
(in thousands)	Required Amount	Ratio	Actual Amount	Ratio
Total capital (to risk-weighted assets)	$230,678	8.0%	$1,157,607	40.15%
Tier I capital (to risk-weighted assets)	173,008	6.0	1,120,626	38.86
Leverage ratio	209,351	4.0	1,120,626	21.41
Common Equity Tier 1	129,756	4.5	1,120,626	38.86

As of December 31, 2019, the Bank qualified as a well-capitalized institution under the regulatory framework. To be categorized as well capitalized, an institution must maintain minimum total risk- based, Tier I risk-based and Tier I leverage ratios as set forth in the table below. At December 31, 2019, there are no conditions or events that management believes to have changed the Bank’s category since the regulator’s last examination.

Santander BanCorp and Subsidiaries (A Wholly Owned Subsidiary of Santander Holding USA, Inc.) Notes to Consolidated Financial Statements December 31, 2019 and 2018

The Bank’s required and actual regulatory capital amounts and ratios as of December 31, 2019 and 2018, are as follow:

	December 31, 2019
	Required		Actual		Well-Capitalized
(in thousands)	Amount	Ratio	Amount	Ratio	Ratio

Total capital (to risk-weighted assets)	$200,478	8.0%	$1,077,247	42.99%	≥	10.0%
Tier I capital (to risk-weighted assets)	150,358	6.0	1,045,468	41.72	>	8.0
Leverage ratio	245,239	4.0	1,045,468	17.05	≥	5.0
Common Equity Tier 1	112,768	4.5	1,045,468	41.72	≥	6.5

	December 31, 2018
	Required		Actual		Well-Capitalized
(in thousands)	Amount	Ratio	Amount	Ratio	Ratio

Total capital (to risk-weighted assets)	$230,114	8.0%	$986,684	34.30%	≥	10.0%
Tier I capital (to risk-weighted assets)	172,585	6.0	949,793	33.02	>	8.0
Leverage ratio	208,575	4.0	949,793	18.21	≥	5.0
Common Equity Tier 1	129,439	4.5	949,793	33.02	≥	6.5

28.	Subsequent Events

As disclosed in Note 1, on October 21, 2019, SHUSA announced it entered into a stock purchase agreement where SHUSA agreed to sell its retail and commercial banking franchise in Puerto Rico within the Parent (including the Bank), to a non-related third party, for a total consideration of approximately $1.1 billion, subject to adjustment based on the Corporation’s consolidated balance sheet at closing. As of the date of these financial statements, the transaction is subject to the regulatory approvals and expected to close by mid-year 2020, so there are no changes in the consolidated financial condition of the Corporation, thus the Corporation continues to serve its customers as business as usual.

Early in January 2020, Puerto Rico experienced a significant earthquake followed by a series of seismic events with minor intensities during the month. The earthquake and related aftershocks damaged several structures, including residences, buildings, utilities infrastructure and several roads concentrated in the southwestern part of Puerto Rico. However, damages on the Bank’s facilities and OREO properties in the affected areas were minor and the Corporation does not believe that such damages would be material to the Bank’s financial position, results of operations and cash flows.

Santander BanCorp and Subsidiaries (A Wholly Owned Subsidiary of Santander Holding USA, Inc.) Notes to Consolidated Financial Statements December 31, 2019 and 2018

Also, in late 2019, an outbreak of the coronavirus (COVID-19, or the “virus”) was identified in Wuhan, China. This virus has since spread within China and infections have been found in a number of countries around the world causing it to be declared a pandemic by the World Health Organization. The spread of this virus caused business disruption, reduction in commodity prices, travel restrictions, global economy downward trend, and death increasing trend, among others. The first case of the virus was identified in Puerto Rico during March 2020. As a result, the government implemented and reinforced precautionary measures, including, but not limited to, an island-wide curfew, nonessential business shutdown, denied access to cruise ships, and urging citizens to stay at home.

As part of the assistance to the clients impacted by these events, the Corporation is committed to a relief program to the affected borrowers across all the portfolios. The options planned to be included in this program are intended to help borrowers that the Corporation believes are unable to continue with their payment as a result of these emergency events. The relief program is currently under the Corporation’s internal evaluation and is planned to be released during April 2020. The Corporation continues to monitor the outbreak and the related changes to behavior intended to reduce its spread and its impact on the Corporation, our employees, contractors, suppliers, customers and business partners. The magnitude and duration of this pandemic, and its impact on the Bank’s financial position, results of operations and cash flows remains uncertain.

The Corporation’s management evaluated all events subsequent to the consolidated balance sheet date of December 31, 2019, through March 31, 2020, the date the consolidated financial statements were available to be issued and has determined that there are no subsequent events that require disclosure, except for the events described above.

Events Subsequent to Original Issuance of Financial Satements (Unaudited)

Effective August 28, 2020, the Corporation executed a sale agreement with Santander Financial Services, an affiliate, for its nonperforming loans and foreclosed real estate. The carrying amount of non-performing assets sold amounted to $40.4 million of non-performing loans (comprising $22.1 million of mortgage and $18.3 million of commercial loans) and $370,000 of foreclosed real estate repossessed assets. Those assets were sold at fair market value as of August 28, 2020 with a fair value below carrying value amount by $1.3 million. The non-performing assets sold had a significantly higher tax basis than book associated to provisions and asset write-downs which are not tax deductible until realization of the deferred tax assets. The Corporation had $8 million of deferred tax assets attributable to these book-tax differences, which were realized due to the sale. Effective October 10, 2020, another sale agreement was executed to sell additional nonperforming loans to Santander Financial Services with a carrying amount of $3.2 million.

On September 1, 2020, SHUSA completed the sale of the SBC (including the Bank) pursuant to the stock purchase agreement, dated as of October 21, 2019. The total cash consideration amounted of approximately (i) $394.8 million base purchase price for 117.5% of the Bank’s core tangible common equity, comprised of a $58.8 million premium on $336 million of core tangible common equity, plus (ii) $882.8 million for the Parent’s excess capital (paid at par), which represents the estimated closing payment pursuant to the terms of the Purchase Agreement.

In connection with the reissuance of the financial statements, the Corporation has evaluated subsequent events through November 18, 2020, the date the consolidated financial statements were available to be reissued and has determined that there are no subsequent events that require disclosure, except for the events described above.

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